As filed with the Securities and Exchange Commission on May 17, 2004

                                Registration No.
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------
                              HOME PROPERTIES, INC.
               (Exact name of registrant as specified in charter)
                            ------------------------
                               Maryland 16-1455126
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                          850 Clinton Square Rochester,
                                 New York 14604
                                 (585) 546-4900
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               -------------------
                             Ann M. McCormick, Esq.
             Executive Vice President, Secretary and General Counsel
                              Home Properties, Inc.
                               850 Clinton Square
                            Rochester, New York 14604
                                 (585) 546-4900
                            Facsimile (585) 232-3147
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               -------------------
                                   Copies to:
                           Deborah McLean Quinn, Esq.
                                Nixon Peabody LLP
                               1300 Clinton Square
                            Rochester, New York 14604
                                 (585) 263-1307
                            Facsimile (585) 263-1600
                                ----------------

Approximate  date  of  commencement  of  proposed  sale  to  public:  As soon as practicable  after  this  Registration  Statement  becomes  effective.

If only securities  being  registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the  securities  being  registered on this Form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the  Securities  Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933,  please check the following box and list the Securities Act of 1933 registration statement number of the earlier registration statement for the same offering. / /

If this Form is a  post-effective  amendment filed pursuant to Rule 462(c) under the  Securities  Act,  check  the  following  box and  list the  Securities  Act registration statement number of the earlier registration statement for the same offering. / /

If delivery  of the  Prospectus  is  expected  to be made  pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

Title of Each     Proposed   Proposed
Amount Class of   Amount to  Maximum         Maximum
of Securities     to be      Offering Price  Aggregate       Registra-
Registered        Registered Per Share (1)   Offering Price  tion Fee
--------------    ----------  -------------  --------------  --------
Common Stock
 par value $.01   515,572     $37.65         $19,411,285.80  $2,459.40

(1)  Estimated  solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the  Securities Act of 1933 and based upon the average of the high and low  prices  reported  on the New York  Stock  Exchange  on
     May 14, 2004 of $37.65.

The Registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant  shall file a further amendment which specifically  states that this Registration  Statement shall  thereafter  become  effective  in  accordance  with  Section  8(a) of the
Securities  Act of  1933 or  until  this  Registration  Statement  shall  become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.

                                 515,572 Shares

                              HOME PROPERTIES, INC.

                                  COMMON STOCK

     All of the  shares  of  common  stock,  par  value  $.01 per  share of Home
Properties,  Inc.  offered by this  Prospectus  are being offered by the Selling
Shareholder  which holds those shares.  See "Selling  Shareholder".  We will not receive any proceeds of the sale of the shares offered hereby.  The Common Stock is listed on the New York Stock  Exchange  ("NYSE")  under the symbol "HME." The last reported sale price of the Common Stock on the NYSE was $37.65 on May 14,
2004.

                              ---------------------

     You should  carefully  consider  the  material  risks set forth under "risk factors"  beginning on page 2 of this Prospectus before purchasing any shares of our common stock.

     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or disapproved of these securities or determined if this
Prospectus  is truthful or  complete.  Any  representation  to the contrary is a criminal offense.
                             ---------------------
                  The date of this Prospectus is May 17,2004.

                                TABLE OF CONTENTS
                                                                   Page
Home Properties                                                    1
Risk Factors                                                       2
Where You Can Find More Information                                8
Special Note Regarding Forward-Looking Statements                  9
Use of Proceeds                                                    9
Selling Shareholders                                               10
Description of Capital Stock                                       11
Common Stock                                                       12
Preferred Stock                                                    13
Restriction on Transfer Ownership Limits                           15
Ownership Reports                                                  18
Certain Other Provisions of Maryland Law and Charter Documents     18
Federal Income Tax Considerations                                  20
Other Tax Consequences                                             39
Plan of Distribution                                               39
Experts                                                            40
Legal Matters                                                      40

     The  following  information  should  be read in  conjunction  with the more detailed  information  included  elsewhere in this  Prospectus  or  incorporated herein or therein by reference. References to "Home Properties," "we" or "us" in this Prospectus mean, except as the context otherwise requires, Home Properties,
Inc.,  a  Maryland  corporation,  Home  Properties,  L.P.,  a New  York  limited partnership  (the "Operating  Partnership"),  Home Properties  Trust, a Maryland
trust  (the  "Trust"),   HP  Management,   Inc.,  a  Maryland  corporation  ("HP
Management"),  Home Properties Resident Services,  Inc., a Maryland  corporation
("HPRS " and, together with HP Management, the "Management Companies"),  and all other subsidiaries of Home Properties on a consolidated basis.

                                 HOME PROPERTIES

     We are a fully integrated,  self-administered  and self-managed real estate investment  trust, a REIT, and the 6th largest  publicly  traded  apartment real estate  investment  trust  in the  United  States.  With  operations  in  select
Northeast,   Midwest,  and  Mid-Atlantic  markets,  we  own,  operate,  acquire, rehabilitate,  and  develop  apartment  communities.  Currently,  we operate 201 communities  containing  49,272  apartment  units. Of these,  we, along with our subsidiaries, directly own 42,224 units in 154 communities. We partially own and manage as general  partner  4,764  units,  and we manage  2,302  units for other owners.  We also manage 2.2 million square feet of commercial  space.  The owned and managed apartment communities and commercial space are referred to herein as the "Properties".

     We were incorporated in November 1993 as a Maryland corporation. We are the general partner of Home Properties, L.P., a New York limited partnership through which we own,  acquire  and  operate  most of our  market  rate  apartments.  We frequently  refer  to Home  Properties,  L.P.  as the  "Operating  Partnership."
Certain of our activities,  such as residential  property management for others, development activities and construction,  development and redevelopment services are carried on through two wholly-owned subsidiaries: Home Properties Management
Inc. and Home Properties Resident Services, Inc.

     Our  principal  executive  offices  are  located  at  850  Clinton  Square,
Rochester, New York 14604. Our telephone number is (585) 246-4900.

                                  RISK FACTORS

     An  investment  in the Common  Stock of Home  Properties  involves  various risks.  In  addition  to general  investment  risks and those  factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following factors:

ASSIMILATION OF A SUBSTANTIAL NUMBER OF NEW ACQUISITIONS.

     Since our  formation,  we have  undertaken a strategy of aggressive  growth through acquisitions. Our ability to manage our growth effectively requires that we,  among other  things,  successfully  apply our  experience  in managing  our existing portfolio to an increased number of properties. In addition, we will be required to successfully  manage the integration of a substantial  number of new personnel.  There can be no  assurances  that we will be able to  integrate  and manage these  operations  effectively or maintain or improve on their historical financial performance.

REAL ESTATE FINANCING RISKS

     GENERAL.  We are  subject  to the  customary  risks  associated  with  debt financing  including  the  potential  inability to refinance  existing  mortgage indebtedness  upon  maturity on favorable  terms.  If a property is mortgaged to secure  payment  of  indebtedness  and we are  unable  to meet its debt  service obligations,  the property could be foreclosed upon. This could adversely affect our cash flow and,  consequently,  the amount  available  for  distributions  to stockholders.

     NO  LIMITATION  ON DEBT.  The Board of  Directors  has  adopted a policy of
limiting   our   indebtedness   to   approximately   50%  of  our  total  market
capitalization  (i.e.,  the  market  value of issued and  outstanding  shares of
Common  Stock and limited  partnership  interests in the  Operating  Partnership
("Units") plus total debt), but our organizational  documents do not contain any limitation on the amount or percentage of indebtedness,  funded or otherwise, we may incur.  Accordingly,  the Board of Directors  could alter or  eliminate  its current policy on borrowing.  If this policy were changed,  we could become more highly leveraged,  resulting in an increase in debt service that could adversely affect  our  ability  to make  expected  distributions  to  stockholders  and an increased  risk  of  default  on our  indebtedness.  Our  debt to  total  market capitalization  ratio  fluctuates  based  on  the  timing  of  acquisitions  and financings.  Our bank  agreements  and certain  agreements  with  holders of our preferred stock limit the amount of indebtedness we may incur.

     EXISTING DEBT MATURITIES.  We are subject to the risks normally  associated with debt financing,  including the risk that our cash flow will be insufficient to meet the required  payments of principal  and  interest.  Because much of the financing is not fully self-amortizing, we anticipate that only a portion of the principal of our indebtedness will be repaid prior to maturity. So, we will need to refinance debt.  Accordingly,  there is a risk that we will not be successful in refinancing existing  indebtedness or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. We aim to stagger our debt maturities with the goal of minimizing the amount of debt which must be refinanced in any year.

REAL ESTATE INVESTMENT RISKS

     GENERAL RISKS. Real property  investments are subject to varying degrees of risk. If our communities do not generate  revenues  sufficient to meet operating expenses, including debt service and capital expenditures, Home Properties' cash flow and ability to make  distributions  to its  stockholders  will be adversely affected.  A  multifamily  apartment  community's  revenues  and  value  may  be adversely affected by the general economic climates; the local economic climate;
local real estate  considerations  (such as over supply of or reduced demand for apartments);  the perception by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other  amenities;  and increased  operating costs  (including real estate taxes and utilities).  Certain  significant  fixed expenses  are  generally  not reduced  when  circumstances  cause a reduction in income from the investment.

     OPERATING  RISKS.  We are  dependent  on  rental  income  to pay  operating expenses  and to  generate  cash  to  enable  us to  make  distributions  to our stockholders.  If we are  unable  to  attract  and  retain  residents  or if our residents are unable,  due to an adverse change in the economic condition of the region or  otherwise,  to pay their  rental  obligations,  our  ability  to make expected distributions will be adversely affected.

     ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and,  therefore,  we have  limited  ability  to vary our  portfolio  quickly  in
response  to  changes  in  economic  or  other  conditions.   In  addition,  the
prohibition in the Internal  Revenue Code (the "Code") on REITs holding property for sale and  related  regulations  may  affect our  ability to sell  properties without adversely affecting distributions to stockholders.  A significant number of our properties were acquired using Units subject to certain agreements, which restrict our ability to sell such properties in transactions,  that would create current taxable income to the former owners.

     COMPETITION.   We  plan  to  continue  to  acquire  additional  multifamily residential properties in the Northeast, Midwest and Mid-Atlantic regions of the
United  States.  There are a number of  multifamily  developers  and other  real estate  companies that compete with us in seeking  properties  for  acquisition, prospective  residents and land for  development.  Most of our properties are in developed areas where there are other  properties of the same type.  Competition from other properties may affect our ability to attract and retain residents, to increase  rental rates and to minimize  expenses of operation.  Virtually all of the leases for the  properties  are short-term  leases  (generally,  one year or less).

     UNINSURED LOSSES.  Certain  extraordinary  losses may not be covered by our comprehensive  liability,  fire,  extended  and  rental  loss  insurance.  If an uninsured  loss  occurred,  we could lose our investment in, and cash flow from, the  affected  property  (but we would be  required  to repay  any  indebtedness secured by that property and related taxes and other charges).

COMPLIANCE WITH LAWS AND REGULATIONS.

     Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations,  or their  interpretation by agencies and the courts, occur frequently.  Under the Americans with Disabilities Act of 1990
(the  "ADA"),  all places of public  accommodation  are required to meet certain federal  requirements  related  to access  and use by  disabled  persons.  These requirements became effective in 1992.  Compliance with the ADA requires removal of structural  barriers to handicapped access in certain public areas where such removal is "readily achievable." The ADA does not, however, consider residential properties,  such as  apartment  communities,  to be  public  accommodations  or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. A number of additional federal,  state and local laws exist which also may require modifications to the Properties,  or restrict certain further renovations thereof,  with respect to access thereto by disabled  persons.  For example,  the Fair Housing  Amendments  Act of 1988 (the
"FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible  to the  handicapped.  Noncompliance  with the ADA or the FHAA  could result in the  imposition of fines or an award of damages to private  litigants.
Although management believes that the Properties are substantially in compliance with  present  requirements,  Home  Properties  may  incur  additional  costs in complying with the ADA for both existing  properties and properties  acquired in the future.  We believe that the Properties  that are subject to the FHAA are in compliance with such laws.

     Under  the  federal  Fair   Housing  Act  and  state  fair  housing   laws,
discrimination on the basis of certain protected classes is prohibited.  We have a policy against any kind of discriminatory  behavior and we train our employees to  avoid  discrimination  or the  appearance  of  discrimination.  There  is no assurance,  however,  that an  employee  will not  violate  our  policy  against discrimination and violate the fair housing laws. Such a violation could subject us to legal action and the possible awards of damages.

     Under various laws,  ordinances and regulations  relating to the protection of the  environment,  a current or previous owner or operator of real estate may be held liable for the costs of removal or remediation  of certain  hazardous or toxic substances  located on, under or in the property.  These laws often impose liability  without regard to whether the owner or operator was responsible  for, or even knew of, the presence of such substances.  The presence of contamination
from  hazardous  or  toxic   substances,   or  the  failure  to  remediate  such
contaminated property properly, may adversely affect the owner's ability to rent
or  sell  the   property  or  use  the  property  as   collateral.   Independent
environmental  consultants  conducted  "Phase  I"  environmental  audits  (which involve visual inspection but not soil or groundwater analysis) of substantially all of the Properties prior to their acquisition.  The Phase I audit reports did not reveal any significant issues of environmental  concern, nor are we aware of any environmental liability that we believe would have a material adverse effect on us. There is no assurance that Phase I reports would reveal all environmental liabilities or that environmental conditions not known to us may exist now or in the future on existing  properties or those  subsequently  acquired  which would result in liability to us for  remediation or fines,  either under existing laws and regulations or future changes to such  requirements.  If compliance with the various laws and  regulations,  now existing or hereafter  adopted,  exceeds our budgets for such  items,  our ability to make  expected  distributions  could be adversely affected.

FEDERAL INCOME TAX RISKS.

     GENERAL.  We believe that we have been  organized and have operated in such manner so as to qualify as a REIT under the Internal  Revenue  Code,  commencing with our taxable year ended  December 31, 1994. A REIT generally is not taxed at the corporate  level on income it currently  distributes to its  shareholders as long as it distributes  currently at least 90% of its taxable income  (excluding net capital gain). No assurance can be provided, however, that we have qualified or  will  continue  to  qualify  as a REIT  or that  new  legislation,  Treasury
Regulations,   administrative   interpretations  or  court  decisions  will  not
significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification.

     REQUIRED  DISTRIBUTIONS AND PAYMENTS.  In order to continue to qualify as a
REIT, we currently are required each year to distribute to our  stockholders  at least 90% of our taxable income  (excluding net capital gain).  In addition,  we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by us with respect to the calendar year are less than the sum of 85% of our  ordinary  income,  95% of our capital gain net income for that year, and any undistributed taxable income from prior periods. We intend to make  distributions  to our  stockholders  to comply  with the 90%  distribution requirement  and to avoid the  nondeductible  excise  tax and will rely for this purpose on distributions from the Operating Partnership. However, differences in timing between taxable income and cash available for distribution  could require us to borrow  funds or to issue  additional  equity to enable us to meet the 90%
distribution  requirement (and therefore to maintain our REIT qualification) and to avoid the nondeductible excise tax. The Operating  Partnership is required to pay (or  reimburse  us, as its general  partner,  for)  certain  taxes and other liabilities and expenses that we incur,  including any taxes that we must pay in the event we were to fail to  qualify  as a REIT.  In  addition,  because we are unable to retain earnings  (resulting from REIT distribution  requirements),  we will generally be required to refinance debt that matures with  additional  debt or equity.  There can be no  assurance  that any of these  sources of funds,  if available  at  all,  would  be  available  to  meet  our  distribution  and  tax obligations.

     ADVERSE  CONSEQUENCES  OF OUR  FAILURE TO QUALIFY AS A REIT.  If we fail to qualify  as a REIT,  we will be subject to  federal  income tax  (including  any applicable  alternative  minimum tax) on our taxable income at regular corporate
rates.  In  addition,   unless  entitled  to  relief  under  certain   statutory
provisions,  we will be  disqualified  from  treatment  as a REIT  for the  four taxable years  following the year during which REIT  qualification  is lost. The additional  tax burden on us would  significantly  reduce the cash available for distribution by us to our  stockholders.  Our failure to qualify as a REIT could reduce  materially  the  value of our  common  stock  and  would  cause  all our distributions  to be taxable as ordinary income to the extent of our current and accumulated earnings and profits (although, subject to certain limitations under the  Internal  Revenue  Code,  corporate  distributees  may be eligible  for the dividends received deduction with respect to these distributions).  See "Federal
Income Tax  Considerations  - Failure to Qualify." THE  OPERATING  PARTNERSHIP'S
FAILURE TO QUALIFY AS A PARTNERSHIP.  We believe that the Operating  Partnership qualifies as a partnership for federal income tax purposes.  No assurance can be provided,  however,  that the  Internal  Revenue  Service  (the  "IRS") will not challenge its status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge.  If the IRS were to be  successful  in
treating  the  Operating   Partnership  as  an  entity  that  is  taxable  as  a
corporation, we would cease to qualify as a REIT because the value our ownership interest in the Operating  Partnership would exceed 5% of our assets and because we would be considered to hold more than 10% of the voting securities of another corporation.  See  "Taxation  of Home  Properties  -  Asset  Tests."  Also,  the
imposition  of a  corporate  tax  on  the  Operating  Partnership  would  reduce significantly  the amount of cash  available  for  distribution  to its  limited partners.  See "Federal Income Tax Considerations - Tax Aspects of the Operating
Partnership."  Finally,  the  classification  of the Operating  Partnership as a corporation  would cause its limited  partners to recognize gain (upon the event that causes the Operating  Partnership  to be classified  as a  corporation)  at least equal to their "negative capital  accounts" (and possibly more,  depending upon the circumstances).

RECENTLY ENACTED TAX LEGISLATION APPLICABLE TO CERTAIN CORPORATE DIVIDENDS

     Under  recently  enacted  tax  legislation,  the  tax  rate  applicable  to qualifying  corporate  dividends  received by individuals prior to 2009 has been reduced  to a  maximum  rate of 15%.  This  special  tax rate is  generally  not applicable to dividends paid by a REIT, unless such dividends represent earnings on which the REIT  itself had been  taxed.  As a result,  dividends  (other than capital gain  dividends)  paid by us to individual  investors  will generally be subject to the tax rates that are otherwise applicable to ordinary income which, currently,  are as high as 35%.  This law change may make an  investment  in our common shares  comparatively  less  attractive  relative to an investment in the share of other  corporate  entities  which pay dividends  that are not formed as
REITs.

LIMITS ON OWNERSHIP

     OWNERSHIP  LIMIT. In order for us to maintain our  qualification as a REIT, not more than 50% in value of our  outstanding  stock may be owned,  directly or indirectly,  by five or fewer  individuals  (as  defined  in the Code to include certain  entities) at any time during the last half of its taxable year. We have limited  ownership of the issued and  outstanding  shares of Common Stock by any single  stockholder to 8.0% of the aggregate  value of our  outstanding  shares.
Shares of Common  Stock  held by certain  entities,  such as  qualified  pension plans, are treated as if the beneficial owners of such entities were the holders of the Common Stock.  These restrictions can be waived by the Board of Directors if it were  satisfied,  based upon the advice of tax counsel or otherwise,  that such action would be in our best interests. Waivers have been granted to certain institutional  investors in  connection  with the sale of our  Preferred  Stock.
Shares acquired or transferred in breach of the limitation may be redeemed by us for the  lesser  of the  price  paid or the  average  closing  price for the ten trading days immediately preceding redemption or may be sold at our direction. A transfer of shares of Common Stock to a person who, as a result of the transfer, violates the ownership limit will be void and the shares will  automatically  be converted  into  shares  of  "Excess  Stock",  which is  subject  to a number of limitations.  See  "Description of Capital Stock - Restrictions on Transfer" for
additional information regarding the ownership limits.

CHANGE OF CONTROL

     Our Articles of Amendment and Restatement of the Articles of Incorporation,
as amended,  (the "Articles of Incorporation")  authorize the Board of Directors to issue up to a total of 80 million  shares of Common Stock,  10 million shares of excess stock and 10 million  shares of preferred  stock and to establish  the rights and  preferences  of any shares  issued.  Further,  under the Articles of
Incorporation, the stockholders do not have cumulative voting rights.

     The  percentage  ownership  limit,  the issuance of preferred  stock in the future and the absence of cumulative voting rights could have the effect of: (i)
delaying  or  preventing  a change of  control of us even if a change in control were in the stockholders'  interest; (ii) deterring tender offers for our Common
Stock  that  may be  beneficial  to the  stockholders;  or  (iii)  limiting  the opportunity  for  stockholders  to receive a premium for their Common Stock that might otherwise exist if an investor attempted to assemble a block of our common stock in excess  of the  percentage  ownership  limit or  otherwise  to effect a change of control of us.

     We have various  agreements,  which may have the effect of  discouraging  a change of control of us due to the costs involved. The Articles Supplementary to our Articles of  Incorporation  under which  several  series of our  outstanding
Preferred  Stock were issued  provide that upon a change of control of us or the
Operating Partnership, under certain circumstances, the holder of such stock may
require  us  to  redeem  it.  In   addition,   in  certain   change  of  control
circumstances,  Home Properties also has the option of redeeming  several of the other series of outstanding  Preferred Stock and the dividend rate on that stock increases  in such  circumstances.  Also,  to  assure  that our  management  has appropriate  incentives to focus on our business and Properties in the face of a change of control situation,  we have adopted an executive  retention plan which provides some key employees with salary,  bonus and certain benefit continuation in the event of a change of control.

POTENTIAL CONFLICTS OF INTEREST

     Unlike persons  acquiring Common Stock,  certain of our executive  officers and directors  own most of their  interest in us through  Units.  As a result of their status as holders of Units, those executive officers,  directors and other limited partners may have interests that conflict with stockholders with respect to business decisions affecting us and the Operating Partnership. In particular, certain  executive  officers and directors may suffer  different or more adverse tax consequences  than us upon the sale or refinancing of some of the Properties as a result of unrealized gain  attributable to those  Properties.  Thus,  those executive  officers  and  directors  and the  stockholders  may  have  different objectives  regarding  the  appropriate  pricing  and  timing  of  any  sale  or refinancing of Properties.  In addition, those executive officers and directors, as limited  partners  of the  Operating  Partnership,  have the right to approve certain fundamental transactions such as the sale of all or substantially all of the assets of the Operating Partnership,  merger or consolidation or dissolution of the Operating Partnership and certain amendments to the Operating Partnership
Agreement.

SHARES AVAILABLE FOR FUTURE SALE

     Sales of substantial amounts of shares of Common Stock in the public market or the perception that such sales might occur could adversely  affect the market price of the Common Stock. The Operating Partnership has issued approximately 16 million  Units  through  March 31, 2004 , to persons other than us or the Trust, which may be exchanged on a  one-for-one  basis for shares of Common Stock under certain  circumstances.  We have issued Class E Cumulative Convertible Preferred
Stock,  which is  convertible  into 833,333  shares of Common Stock and Series F
Cumulative Redeemable Preferred Stock. In addition,  Home Properties has granted options to purchase shares of stock to certain directors, officers and employees of Home Properties, of which, as of March 31, 2004, approximately,  2,659,419 options remain outstanding and unexercised.

     All of the shares of Common  Stock  issuable  upon the exchange of Units or the exercise of options will be  "restricted  securities"  within the meaning of
Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and may not be transferred  unless they are  registered  under the Securities Act or are otherwise  transferable  under Rule 144. The Company has filed or expects to file  registration  statements  with  respect  to such  shares of Common  Stock, thereby  allowing  shares issuable under our stock benefit plans and in exchange for Units to be transferred or resold without  restriction  under the Securities
Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual,  quarterly and special reports,  proxy statements and other information  with the SEC. You may read and copy  reports,  statements  or other information at the SEC's public reference  facilities in Washington D.C., at 450
Fifth Street,  N.W.,  Washington D.C. 20544 and at the SEC's regional offices in
New York,  233 Broadway,  New York,  New York 10279 and Chicago,  175 W. Jackson
Boulevard,   Suite  900,  Chicago,  Illinois  60604.  Please  call  the  SEC  at
1-800-SEC-0330 for further information on the public reference  facilities.  Our
SEC filings are also available to the public from commercial  document retrieval services and at the web site  maintained by the SEC at  http://www.sec.gov.  You can also  review  copies of our SEC filings at the offices of the New York Stock
Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 to register the securities.  This prospectus is part of that registration  statement and, as permitted by the SEC's rules,  does not contain all the information set forth in the  registration  statement.  For  further  information  you may  refer  to the registration  statement and to the exhibits and  schedules  filed as part of the registration  statement.  You can review and copy the registration statement and its exhibits and schedules at the public reference facilities  maintained by the
SEC as described above. The registration  statement,  including its exhibits and schedules, is also available on the SEC's web site.

     The SEC allows us to  "incorporate  by reference"  the  information we file with it,  which  means  that we can  disclose  important  information  to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this prospectus and the  information  that we file with the SEC later will  automatically  update and  supersede  this  information.  We incorporate  by reference the documents  listed below and any future  filings we make with the SEC under  Sections  13(a),  13(c),  14 or 15(d) of the Securities
Exchange Act of 1934 (the "Exchange Act"):

     - - Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     - - Quarterly  Report on Form 10-Q for the  quarterly  period  ended  March 31,
2004; and

     - - The description of the common stock contained in our  registration statement on Form 8-A filed under Section 12 of the Exchange Act,  including all amendments and reports filed for the purpose of updating that description.

     You may  request  a copy of  these  filings,  at no  cost,  by  writing  or
telephoning  us  at:  Home  Properties,   Inc.,  Attention:  Ann  M.  McCormick,
Secretary, 850 Clinton Square, Rochester, New York 14604; telephone number (585)
546-4900.

     YOU  SHOULD  RELY ONLY ON THE  INFORMATION  INCORPORATED  BY  REFERENCE  OR
PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED
ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION.  YOU SHOULD
NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE
AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains, or incorporates by reference, statements that may be deemed to be  "forward-looking"  within the  meaning  of  Section  27A of the
Securities  Act,  and  Section  21E of the  Exchange  Act.  Although  we believe
expectations   reflected  in  such  forward-looking   statements  are  based  on
reasonable  assumptions,  we can give no assurance that our expectations will be achieved.  Factors  that may cause  actual  results  to differ  include  general economic and local real estate conditions and the weather,  and other conditions that might affect  operating  expenses,  and timely  completion of repositioning activities  within  anticipated  budgets,  the actual pace of acquisitions,  and continued  access to capital to fund  growth.  Our actual  results  could differ materially from those set forth in the forward-looking statements. Other factors that might cause such a difference  are discussed in the section  entitled "Risk
Factors."

                                 USE OF PROCEEDS

     The Company will not receive any proceeds of the sale of the shares offered hereby.

                              SELLING SHAREHOLDERS

     The  partners  of the  Operating  Partnership  may from time to time tender their Units of limited partnership  interest to the Operating  Partnership.  The
Company may give notice to such  partners  that the Company  will  acquire  such
Units in exchange for shares of Common  Stock;  a right which we refer to as the
LP purchase  right.  All of the shares  being  offered  hereby are being sold by certain  partners in the Operating  Partnership who may acquire shares of Common
Stock in  exchange  for their Units  pursuant to the LP purchase  right and then
wish  to  sell  those  shares.   We  refer  to  those  persons  as  the  Selling
Shareholders.  Although the Selling  Shareholders  have not  indicated a present intent to tender their Units which would  trigger the  Company's  right to issue shares of Common  Stock to them  under the LP  Purchase  Right,  the  Company is required, pursuant to the terms of a certain contribution agreement, to file the registration  statement of which this Prospectus  forms a part  registering such shares for resale under the Securities  Act. The Company is bearing all costs of this  registration.  The Company will not receive any proceeds  from the sale of the shares offered hereby.

     The following  table sets forth certain  information  regarding the Selling
Shareholders'  ownership of Units and the number of shares of Common Stock which may be issued  pursuant to the LP purchase right which are registered for resale under the registration  statement of which this Prospectus forms a part.  (Other partners of the Operating  Partnership  may sell the shares of Common Stock they acquire in exchange for their Units under separate registration statements filed with the SEC covering such shares.)  Because the Selling  Shareholders  may sell all, some or none of the shares  registered for resale,  no estimate can be made concerning  the number of shares of Common  Stock  issued in exchange  for Units that will be offered  hereby or the  number of shares or Units that the  Selling
Shareholders  will own upon  completion  of the  offering  contemplated  by this
Prospectus.

     The Selling Shareholders owned interests in entities, which sold properties to the  Operating  Partnership.  The Selling  Shareholders  are not  officers or directors of the Company.

                                                         Number of Shares
                                Units Owned             Registered for Sale
         Name                   Prior to Offering          in Offering

Norman Feinberg                    50,520                      50,520
Ronald Altman                      50,520                      50,520
Estate of David Dolgenos           50,520                      50,520
EdTech                             60,000                      60,000
Umbach Family Trust               205,217                     205,217
Jose Nodar                         98,795                      98,795
Total                             515,572                     515,572

                          DESCRIPTION OF CAPITAL STOCK

                 The authorized capital stock of Home Properties consists of:

               -    80 million shares of common stock, $0.01 par value, of which
                    32,688,962 shares were outstanding on March 31, 2004;

               -    10 million shares of preferred stock, $0.01 par value,

                    --   1,666,667 shares of which have been designated Series A
                         Convertible  Preferred  Stock (the  "Series A preferred
                         stock"), none of which were outstanding as of March 31,
                         2004,

                    --   2,000,000 shares of which have been designated Series B
                         Convertible  Cumulative  Preferred Stock (the "Series B
                         preferred stock"), none of which were outstanding as of
                         March 31, 2004,

                    --   600,000 shares of which have been  designated  Series C
                         Convertible  Cumulative  Preferred Stock (the "Series C
                         preferred stock"), none of which were outstanding as of
                         March 31, 2004; and

                    --   500,000  shares  of which  have been  designated  Series D
                         Convertible  Cumulative  Preferred Stock (the "Series D
                         preferred stock"), 250,000 of which were outstanding as
                         of March 31, 2004; and

                    --   300,000  shares  of which  have been  designated  Series E
                         Convertible  Cumulative  Preferred Stock (the "Series E
                         preferred stock"), none of which were outstanding as of
                         March 31, 2004; and

                    --   3,000,000 shares of which have been designated Series F
                         Cumulative  Redeemable  Preferred  Stock (the "Series F
                         preferred stock"),  2,400,000 of which were outstanding
                         as of March 31, 2004.

                    -    10 million  shares of "excess  stock," $0.01 par value,
                         of which no shares were outstanding on March 31, 2004.

For more detail about our Amended and  Restated  Articles of  Incorporation,  as
amended, and the Articles  Supplementary thereto relating to the Preferred Stock
(sometimes  collectively  referred  to as our  "Articles  of  Incorporation"  or
"charter")  and bylaws you should  refer to the charter  and bylaws,  which have been filed as exhibits to other  reports  incorporated  by  reference  into this prospectus. In addition, for a discussion of limitations on the ownership of our capital stock,  you should refer to the section  entitled "Risk Factors" in this prospectus.

                                  COMMON STOCK

     All of the shares of Common Stock offered by this  Prospectus  will be duly authorized,  fully paid, and nonassessable when issued in exchange for the Units in the  Operating  Partnership.  Holders  of  the  Common  Stock  will  have  no conversion,  redemption,  sinking fund or preemptive rights;  however, shares of
Common Stock will automatically convert into shares of Excess Stock as described below.  Under the Maryland  General  Corporation Law ("MGCL"),  stockholders are generally  not liable for our debts or  obligations,  and the  holders of shares will not be liable  for  further  calls or  assessments  by us.  Subject  to the provisions of our Articles of  Incorporation  regarding  Excess Stock  described below, all shares of Common Stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

     Subject to the right of holders of Preferred Stock to receive  preferential distributions,  the  holders of the shares of Common  Stock will be  entitled to receive distributions in the form of dividends if and when declared by our Board of Directors out of funds legally available  therefor,  and, upon liquidation of us, each  outstanding  share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities,  including debts and liabilities arising out of its status as general partner of the Operating Partnership,  and any liquidation preference  of issued and  outstanding  Preferred  Stock.  We intend to continue paying quarterly distributions.

     The holder of each  outstanding  share of Common  Stock is  entitled to one vote  on all  matters  presented  to  stockholders  for a vote,  subject  to the provisions of our Articles of  Incorporation  regarding  Excess Stock  described below.  As described  below,  our Board of Directors has, and may in the future, grant  holders of one or more series of  Preferred  Stock the right to vote with respect  to  certain  matters  when it fixes the  attributes  of such  series of
Preferred Stock.  Pursuant to the MGCL, we cannot  dissolve,  amend our charter, merge with or into another  entity,  sell all or  substantially  all our assets, engage in a share exchange or engage in similar  transactions unless such action is  approved  by  stockholders  holding a  majority  of the  outstanding  shares entitled to vote on such matter.  In addition,  the Second  Amended and Restated
Partnership Agreement of the Operating Partnership, as amended requires that any merger  or  sale  of  all  or  substantially  all of  the  assets  of  Operating
Partnership be approved by partners holding a majority of the outstanding Units, excluding  Operating  Partnership Units held by us or Home Properties Trust. The
Company's  Articles of  Incorporation  provide that its Bylaws may be amended by its Board of Directors.

     The holder of each  outstanding  share of Common  Stock is  entitled to one vote in the  election of directors  who serve for terms of one year.  Holders of the  shares of Common  Stock  will have no right to  cumulative  voting  for the election of directors. Consequently, at each annual meeting of stockholders, the holders  of a  majority  of the  shares  entitled  to  vote in the  election  of directors will be able to elect all of the directors,  subject to certain rights of the holders of Preferred  Stock,  described  below.  Directors may be removed only for cause and only with the  affirmative  vote of the holders of a majority of the shares entitled to vote in the election of directors.

                                 PREFERRED STOCK

     We may issue  shares of Preferred  Stock from time to time,  in one or more series, as authorized by our Board of Directors. The Board of Directors will fix the attributes of any Preferred  Stock that it authorizes for issuance.  Because the Board of Directors has the power to establish the  preferences and rights of each  series of  Preferred  Stock,  it may afford  the  holders of any series of
Preferred Stock preferences,  powers and rights, voting or otherwise,  senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could  have the effect of  delaying  or  preventing  a change in control of Home
Properties.

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Home Properties,  then,  before any distribution or payment shall be made to the holders of any shares of Common  Stock,  any Excess  Stock or any other class or series of capital stock of Home Properties  ranking junior to any outstanding  Preferred Stock in the distribution of assets upon any liquidation, dissolution  or winding  up of Home  Properties,  the  holders of shares of each series of  Preferred  Stock  shall be  entitled to receive out of assets of Home
Properties  legally  available  for  distribution  to  shareholders  liquidating distributions  in the amount of the  liquidation  preference per share,  plus an amount  equal to all  dividends  accrued  and unpaid  thereon  (which  shall not include  any  accumulation  in respect of unpaid  dividends  for prior  dividend periods if such shares of  Preferred  Stock do not have  cumulative  dividends).
After payment of the full amount of the liquidating  distributions to which they are  entitled,  the holders of shares of  Preferred  Stock will have no right or claim to any of the remaining assets of Home Properties. In the event that, upon any such  voluntary or involuntary  liquidation,  dissolution or winding up, the available  assets of Home  Properties are  insufficient to pay the amount of the liquidating  distributions on all outstanding  shares of Preferred Stock and the corresponding  amounts  payable  on all  shares  of other  classes  or series of capital  stock of Home  Properties  ranking  on a parity  with  such  shares  of
Preferred Stock in the  distribution of assets,  then the holders of such shares of Preferred  Stock and all other such classes or series of capital  stock shall share  ratably  in any such  distribution  of assets in  proportion  to the full
liquidating   distributions  to  which  they  would  otherwise  be  respectively entitled.

Series A Convertible Preferred Stock

     In December  1999,  the Class A limited  partnership  interests held by the
State of Michigan  Retirement System were converted to Series A preferred stock.
All of the shares of the Series A preferred  stock have been converted to common shares,  leaving  no  Series A  preferred  stock  outstanding.  Pursuant  to the
Articles Supplementary to the charter establishing the Series A preferred stock, the shares of Series A preferred Stock were restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Series B, C and E Convertible Cumulative Preferred Stock

     All of the shares of Series B, Series C and Series E  preferred  stock have been  converted to common stock  leaving no shares of Series B, C or E preferred stock  outstanding.  Pursuant  to the  Articles  Supplementary  to  the  charter establishing  these series of preferred stock, the shares of the preferred stock so converted  were restored to the status of authorized  but unissued  shares of preferred stock without designation as to series.

Series D Convertible Cumulative Preferred Stock

     On June 5, 2000,  Home  Properties  issued  250,000  shares of its Series D preferred  stock.  The Articles  Supplementary  to the charter  establishing the
Series D preferred  stock were filed on June 2, 2000,  authorize an aggregate of
500,000 shares of Series D preferred stock, and set forth the rights, privileges and preferences of that stock.  The Series D preferred stock is on a parity with the Series F preferred  stock.  The Articles  Supplementary  with respect to the
Series D preferred stock, are filed as an exhibit to one of our filings with the
Securities and Exchange Commission, which is incorporated herein by reference.

     The Series D preferred stock is entitled to a liquidation  preference equal to $100  per  share  plus  all  accrued  and  unpaid  dividends  to the  date of liquidation.

     Dividends on the Series D preferred stock accrue quarterly and are equal to the greater of the  dividends  payable on the shares of Common  Stock into which the  Series D  preferred  stock is  convertible,  or 8.775%  of the  liquidation preference  (or $8.775 per  share)  each year.  If we fail to limit our ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to fixed charges  (consisting  of total  interest  expense and dividends on our preferred stock), to 1.75 to 1.0, the dividends that will accrue on the Series D preferred stock will increase by .50%. In addition,  on the  occurrence of certain  events resulting  in a change of control  of Home  Properties,  the Series D  preferred stock  will  accrue  dividends  at a rate  fixed  at 8% above  the then  current five-year treasury note yield, but in no event less than 8.775%

     The Series D preferred  stock is  redeemable  at our option after the fifth anniversary  of its  issuance  at $100 per share,  plus  accrued  dividends.  In addition, we are required to redeem the Series D preferred stock on the fiftieth anniversary  of the  issuance  at a  redemption  price per share  payable at our option,  either:  (i) in cash at $100.00 per share, plus accrued  dividends;  or
(ii) by  issuance  of  shares  of our  common  stock  based on the then  current conversion  price,  which is  described  below.  We may also redeem the Series D preferred  stock in the event of change of control (as  defined in the  Articles
Supplementary)  of Home  Properties.  Upon the  occurrence  of  certain  limited events,  the Series D preferred stock may be subject to mandatory  repurchase at the option of the holders and, in certain instances,  at a premium over the $100 stated value per share.  Those events include:  sale of all or substantially all of the assets,  incurrence of indebtedness in excess of 65% of total value (with real estate assets valued at original,  historical  cost basis),  a loss of REIT status and other events described in the Articles Supplementary.  The holders of the Series D preferred  stock,  together  with the  holders of other  classes of preferred  stock,  also have the right to elect  two  directors  to the Board of
Directors of Home  Properties in the event that the  preferred  dividends are in arrears for six quarters (whether consecutive or not).

     Each share of Series D preferred  stock is convertible  into 3.33333 shares of common stock (plus accrued and unpaid  dividends),  the equivalent of $30 per share conversion  price,  subject to adjustment.  The number of shares of common stock issuable upon conversion and the price per share are subject to adjustment upon the  occurrence of certain  events,  including in the event of dividends or other  distributions  payable in capital stock or  combinations of stock so that any holder of the Series D  preferred  stock will be entitled to the same number of shares of common  stock such  holder  could have  received  if the holder had converted  immediately prior to the event. The holders of the Series D preferred stock may convert their shares into common stock at any time.

Series F Cumulative Redeemable Preferred Stock

     On March 22, 2002, Home Properties  issued 2,400,000 shares of its Series F preferred  stock.  The Articles  Supplementary  to the charter  establishing the
Series F preferred  stock  authorize an aggregate  3,000,000  shares of Series F preferred  stock and set forth the rights,  privileges  and  preferences of that stock.  The Series F preferred  stock is on a parity with the Series D preferred stock described above. The Series F preferred stock is entitled to a liquidation preference  equal to $25 per share plus all accrued and unpaid  dividends to the date of liquidation.

     Dividends on the Series F preferred  stock accrue  quarterly in arrears and are equal to 9.00% of the liquidation preference (or $2.25 per share) each year.
The holders of the Series F preferred stock,  together with the holders of other classes of preferred  stock,  have the right to elect two directors to the Board of Directors of Home Properties in the event that the preferred dividends are in arrears for six quarter (whether consecutive or not).

     Pursuant  to certain  covenants,  if we fail to limit our ratio of earnings before interest,  taxes depreciation and amortization  (EBITDA) to fixed charges
(consisting of total interest expense and dividends on our preferred  stock), to
1.75 to 1.0 the  holders of the Series F  preferred  stock will be  entitled  to elect two additional directors to our Board of Directors until we again complete a quarter in compliance with the ratio.

     The Series F preferred  stock is redeemable at our option on or after March
25, 2007 at $25 per share, plus accrued dividends.  The Series F preferred stock has no stated  maturity and will not be subject to any sinking fund or mandatory redemption.

     The Series F preferred  stock is not convertible  into or exchangeable  for any of our other  property  or  securities,  except  that shares of the Series F preferred  stock may be  exchanged  for shares of our  excess  stock in order to ensure that we maintain qualified as a REIT for federal income tax purposes.

                    RESTRICTIONS ON TRANSFER OWNERSHIP LIMITS

     Our  charter  contains  certain  restrictions  on the  number  of shares of capital stock that  stockholders  may own. For us to qualify as a REIT under the
Code, no more than 50% in value of its  outstanding  shares of capital stock may be owned,  directly or indirectly,  by five or fewer  individuals (as defined in the Internal Revenue Code, to include certain  entities) during the last half of a taxable year or during a  proportionate  part of a shorter  taxable year.  The capital stock must also be  beneficially  owned by 100 or more persons during at least 335 days of a taxable  year or  during a  proportionate  part of a shorter taxable  year.  Because we expect to continue to qualify as a REIT,  our charter contains  restrictions  on the  ownership  and transfer of shares of our capital stock intended to ensure compliance with these requirements.  Subject to certain exceptions  specified in the charter,  no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.0% (the "Ownership
Limit") of the value of the issued and outstanding  shares of our capital stock.
Certain  entities,  such as  qualified  pension  plans,  are treated as if their beneficial  owners were the holders of the Common  Stock held by such  entities.
Stockholders  ("Existing  Holders") whose holdings  exceeded the Ownership Limit immediately after our initial public offering of our Common Stock, assuming that all Units of the  Operating  Partnership  are counted as shares of Common Stock, are  permitted  to  continue to hold the number of shares they held on such date and may  acquire  additional  shares of capital  stock upon (i) the  exchange of
Units for Shares,  (ii) the  exercise  of stock  options or receipt of grants of shares of capital stock pursuant to a stock benefit plan,  (iii) the acquisition of shares of capital stock pursuant to a dividend  reinvestment  plan,  (iv) the transfer of shares of capital stock from another  Existing  Holder or the estate of an Existing Holder by devise, gift or otherwise,  or (v) the foreclosure on a pledge of shares of capital stock;  provided,  no such acquisition may cause any
Existing  Holder  to own,  directly  or by  attribution,  more than  17.5%  (the
"Existing  Holder  Limit")  of the  issued and  outstanding  Shares,  subject to certain additional restrictions.

     Our Board of Directors  may increase or decrease  the  Ownership  Limit and
Existing  Holder  Limit from time to time,  but may not do so to the extent that after giving effect to such increase or decrease (i) five  beneficial  owners of
Shares could  beneficially own in the aggregate more than 49.5% of the aggregate value of our outstanding  capital or (ii) any beneficial  owner of capital stock would  violate the  Ownership  Limit or Existing  Holder  Limit as a result of a decrease.  The Board of Directors may waive the Ownership  Limit or the Existing
Holder  Limit  with  respect  to a  holder  if  such  holder  provides  evidence acceptable  to the Board of  Directors  that such  holder's  ownership  will not jeopardize  our  status as a REIT.  Waivers  of the  Ownership  Limit  have been granted to certain  institutional  investors in connection  with the sale of our
Preferred Stock.

     Any transfer of our outstanding  capital stock  ("Outstanding  Stock") that would (i) cause any holder,  directly or by  attribution,  to own capital  stock having a value in excess of the Ownership Limit or Existing  Holder Limit,  (ii)
result in shares of capital stock other than Excess  Stock,  if any, to be owned by fewer than 100  persons,  (iii)  result in our being  closely held within the meaning  of  section  856(h)  of the Code,  or (iv)  otherwise  prevent  us from satisfying any criteria necessary for us to qualify as a REIT, is null and void, and the purported transferee acquires no rights to such Outstanding Stock.

     Outstanding  Stock owned by or  attributable  to a stockholder or shares of
Outstanding  Stock  purportedly  transferred  to a stockholder  which cause such stockholder or any other stockholder to own shares of capital stock in excess of the Ownership  Limit or Existing  Holder Limit will  automatically  convert into shares of Excess Stock.  Such Excess Stock will be  transferred  by operation of law to a  separate  trust,  with  Home  Properties  acting as  trustee,  for the exclusive benefit of the person or persons to whom such Outstanding Stock may be ultimately  transferred without violating the Ownership Limit or Existing Holder
Limit.  Excess Stock is not treasury  stock,  but rather  constitutes a separate class of issued and outstanding stock of Home Properties. While the Excess Stock is held in trust,  it will not be entitled to vote,  will not be considered  for purposes of any stockholder vote or the  determination of a quorum for such vote and will not be entitled to participate in dividends or other distributions. Any record owner or purported  transferee of  Outstanding  Stock which has converted into Excess Stock (the "Excess  Holder") who receives a dividend or distribution prior to the discovery by us that such Outstanding Stock has been converted into
Excess Stock must repay such dividend or distribution upon demand.  While Excess
Stock is held in trust, we will have the right to purchase it from the trust for the lesser of (i) the price paid for the Outstanding  Stock which converted into
Excess Stock by the Excess Holder (or the market value of the Outstanding  Stock on the date of  conversion  if no  consideration  was given for the  Outstanding
Stock)or  (ii) the market  price of shares of capital  stock  equivalent  to the
Outstanding Stock which converted into Excess Stock (as determined in the manner set forth in the Articles of  Incorporation)  on the date we exercise our option to purchase.  We must exercise this right within the 90-day period  beginning on the date on which we  receive  written  notice of the  transfer  or other  event resulting in the  conversion of  Outstanding  Stock into Excess Stock.  Upon our liquidation,  distributions will be made with respect to such Excess Stock as if it consisted of the Outstanding Stock from which it was converted.

     Any Excess  Holder,  with respect to each trust created upon the conversion of  Outstanding  Stock into Excess  Stock,  may  designate  any  individual as a beneficiary of such trust;  provided,  such person would be permitted to own the
Outstanding  Stock which converted into the Excess Stock held by the trust under the Ownership Limit or Existing Holder Limit and the consideration  paid to such
Excess Holder in exchange for designating  such person as the beneficiary is not in excess of the price  paid for the  Outstanding  Stock  which  converted  into
Excess Stock by the Excess Holder (or the market value of the Outstanding  Stock on the date of  conversion  if no  consideration  was given for the  Outstanding
Stock).  Our  redemption  right must have  expired or been waived  prior to such designation.  Immediately upon the designation of a permitted  beneficiary,  the
Excess Stock, if any, will automatically  convert into shares of the Outstanding
Stock from which it was  converted  and we as trustee of the trust will transfer such shares,  if any, and any proceeds  from  redemption or  liquidation  to the beneficiary.

     If the  restrictions  on ownership and transfer,  conversion  provisions or trust arrangements in our Articles of Incorporation are determined to be void or invalid by virtue of any legal decision,  statute, rule or regulation,  then the
Excess Holder of any Outstanding  Stock that would have converted into shares of
Excess Stock if the conversion  provisions of the Articles of Incorporation were enforceable  and valid shall be deemed to have acted as an agent on behalf of us in acquiring such Outstanding Stock and to hold such Outstanding Stock on behalf of us unless we waive our right to this remedy.

     The  foregoing  ownership and transfer  limitations  may have the effect of precluding  acquisition of control of Home Properties without the consent of our
Board of Directors.  All certificates  representing shares of capital stock will bear a legend  referring to the  restrictions  described  above.  The  foregoing restrictions  on  transferability  and ownership  will not apply if the Board of
Directors  determines,  and the stockholders concur, that it is no longer in our best  interests  to attempt to qualify,  or to  continue to qualify,  as a REIT.
Approval of the limited partners of the Operating  Partnership to terminate REIT status is also required.

                                OWNERSHIP REPORTS

     Every owner of more than 5% of our issued and outstanding shares of capital stock must file a written notice with us containing the information specified in the  Articles  of  Incorporation  no later  than  January  31 of each  year.  In addition,  each stockholder shall, upon demand, be required to disclose to us in writing such  information  as we may request in order to determine the effect of such  stockholder's  direct,  indirect  and  attributed  ownership  of shares of capital stock on our status as a REIT or to comply with any  requirements of any taxing authority or other governmental agency.

         CERTAIN OTHER PROVISIONS OF MARYLAND LAW AND CHARTER DOCUMENTS

     The  following  discussion  summarizes  certain  provisions of MGCL and our
Articles  of  Incorporation  and  Bylaws.  This  summary  does not purport to be complete  and is subject to and  qualified  in its  entirety by reference to the
Articles of Incorporation  and Bylaws,  copies of which are filed as exhibits to the  Registration  Statement of which this  prospectus  constitutes a part.  The
Articles of  Incorporation  and Bylaws  limit the  liability  of  directors  and officers to us and our stockholders to the fullest extent permitted from time to time by the MGCL and require us to indemnify our directors, officers and certain other parties to the fullest extent permitted from time to time by the MGCL.

     BUSINESS  COMBINATIONS.  Under the MGCL,  certain  "business  combinations"
(including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or  reclassification of equity securities) between a Maryland  corporation and any person who beneficially  owns 10% or more of the voting power of the outstanding  voting stock of the corporation or an affiliate or associate  of the  corporation  who, at any time within the  two-year  period immediately prior to the date in question, was the beneficial owner, directly or indirectly,  of 10% or more of the voting power of the  then-outstanding  voting stock of the corporation (an "Interested  Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested
Stockholder  became an Interested  Stockholder.  Thereafter,  in addition to any other required vote,  any such business  combination  must be recommended by the board of directors of such  corporation and approved by the affirmative  vote of at least (i) 80% of the votes  entitled  to be cast by  holders  of  outstanding shares of voting stock of the  corporation,  voting  together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock  of the  corporation  (other  than  voting  stock  held by the  Interested
Stockholder  who  will,  or whose  affiliate  will,  be a party to the  business combination  or by an  affiliate or  associate  of the  Interested  Stockholder)
voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a price for their shares determined in accordance with the MGCL and the consideration is received  in  cash or in the  same  form as  previously  paid by the  Interested
Stockholder for its shares. These provisions of the MGCL do not apply,  however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested  Stockholder becomes an
Interested  Stockholder.  Our  Articles  of  Incorporation  contain a  provision exempting from these provisions of the MGCL any business  combination  involving the Leenhoutses  (or their  affiliates) or any other person acting in concert or as a group with any of the foregoing persons.

     CONTROL SHARE  ACQUISITIONS.  The MGCL provides that "control  shares" of a
Maryland  corporation  acquired in a "control share  acquisition" have no voting rights except to the extent approved by the  affirmative  vote of two- thirds of the votes  entitled  to be cast on the  matter  other than  "interested  shares"
(shares of stock in respect of which any of the following persons is entitled to exercise or direct the  exercise  of the voting  power of shares of stock of the corporation in the election of directors:  an "acquiring  person," an officer of the  corporation  or an employee  of the  corporation  who is also a  director).
"Control  shares" are shares of stock which,  if aggregated  with all other such shares of stock  owned by the  acquiring  person,  or in  respect  of which such person is entitled to exercise or direct the  exercise of voting power of shares of stock of the  corporation in electing  directors  within one of the following ranges of voting  power:  (i)  one-tenth or more but less than  one-third,  (ii)
one-third  or more but less than a majority,  or (iii) a majority of more of all voting  power.  Control  shares do not include  shares the  acquiring  person is entitled to vote as a result of having previously obtained stockholder approval.
The control  share  acquisition  statute does not apply to shares  acquired in a merger,  consolidation  or share  exchange if the  corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the  corporation.  A person  who has made or  proposes  to make a control  share
acquisition,   under  certain  conditions   (including  an  undertaking  to  pay
expenses),  may  compel  the board of  directors  to call a special  meeting  of stockholders  to be held within 50 days of demand to consider the voting  rights of the control shares upon delivery of an acquiring person statement  containing certain  information  required by the MGCL,  including a representation that the acquiring  person has the financial  capacity to make the proposed control share acquisition,  and a written undertaking to pay the corporation's expenses of the special  meeting  (other  than the  expenses of those  opposing  approval of the voting rights).  If no request for a meeting is made, the corporation may itself present  the  question at any  stockholders  meeting.  If voting  rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person  statement as required by the MGCL, then,  subject to certain  conditions and  limitations,  the  corporation  may redeem any or all of the control shares
(except those for which voting rights have  previously  been  approved) for fair value,  determined  without  regard to the absence of voting  rights for control shares,  as of  the  date  of  the  last  control  share  acquisition  or,  if a stockholder  meeting is held, as of the date of the meeting of  stockholders  at which the voting  rights of such  shares are  considered  and not  approved.  If voting rights for control shares are approved at a stockholders'  meeting before the control share  acquisition  and the  acquiring  person  becomes  entitled to exercise or direct the exercise of a majority or more of all voting  power,  all other stockholders may exercise rights of objecting  stockholders under Maryland law to receive the fair value of their shares.  The fair value of the shares for such  purposes  may not be less than the  highest  price  per share  paid by the acquiring  person in the control  share  acquisition.  Certain  limitations  and restrictions  otherwise  applicable  to the exercise of objecting  stockholders'
rights do not apply in the context of a control share acquisition.  The Articles
of  Incorporation   contain  a  provision   exempting  from  the  control  share
acquisition   statute  any  and  all   acquisitions  to  the  extent  that  such
acquisitions  would not violate the  Ownership  Limit or Existing  Owner  Limit.
There can be no assurance  that such provision will not be amended or eliminated at any point in the future.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax consequences regarding
Home Properties and the common stock we are registering is based on current law, is for general  information only and is not tax advice.  The information in this section is based on the Internal  Revenue Code as currently in effect,  current, temporary  and  proposed  Treasury  Regulations  promulgated  under the Internal
Revenue Code,  the  legislative  history of the Internal  Revenue Code,  current administrative interpretations and practices of the IRS, including its practices and policies as expressed in private letter rulings which are not binding on the
IRS except with respect to the  particular  taxpayers who requested and received such rulings, and court decisions, all as of the date of this prospectus.  There is no assurance that future legislation,  Treasury  Regulations,  administrative interpretations  and  practices or court  decisions  will not  adversely  affect existing  interpretations.  Any change could apply retroactively to transactions preceding the date of the change.

     We have not requested, and do not plan to request, any rulings from the IRS concerning  our tax treatment  and the  statements  in this  prospectus  are not binding on the IRS or a court.  Thus,  we can  provide no  assurance  that these statements  will  not be  challenged  by the  IRS or  sustained  by a  court  if challenged  by the IRS.  The tax  treatment to holders of common stock will vary depending  on a  holder's  particular  situation  and this  discussion  does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal  investments or tax  circumstances, or to  stockholders  subject to special  treatment  under the federal income tax laws except to the extent  discussed under the headings  "Taxation of Tax-Exempt
Stockholders" and "Taxation of Non-U.S.  Stockholders."  Stockholders subject to special treatment include,  without limitation,  insurance companies,  financial institutions or broker-dealers,  tax-exempt organizations,  stockholders holding securities as part of a conversion  transaction or hedge or hedging  transaction or as a position  in a  straddle  for tax  purposes,  foreign  corporations  and persons who are not citizens or residents of the United States.

     In addition, the summary below does not consider the effect of any foreign, state,  local or other tax laws that may be  applicable to holders of the common stock.  If we meet the detailed  requirements  in the Internal  Revenue Code for qualification  as a REIT,  which are summarized  below,  we will be treated as a
REIT for federal  income tax purposes.  In this case,  we generally  will not be subject to federal  corporate  income  taxes on our net income that is currently distributed to our  stockholders.  This treatment  substantially  eliminates the
"double  taxation"  that  generally  results from  investments in a corporation.
Double taxation refers to the imposition of corporate level tax on income earned by a corporation and taxation at the shareholder level on funds distributed to a corporation's shareholders. If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends  paid to our  stockholders  in computing  taxable  income and would be subject to federal income tax at regular corporate rates. Unless entitled to relief under specific statutory  provisions, we would be ineligible to be taxed as a REIT for the four  succeeding tax years.
As a result,  the funds available for distribution to our stockholders  would be reduced.  Each  prospective  purchaser should consult his or her own tax advisor regarding the specific tax  consequences of the purchase,  ownership and sale of common  stock,  including  the  federal,  state,  local,  foreign  and other tax consequences  of such purchase,  ownership and sale and of potential  changes in applicable tax laws.

                           TAXATION OF HOME PROPERTIES

     GENERAL. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal  Revenue Code,  commencing with our taxable year ended December 31,
1994.  We believe we have been  organized  and have  operated in a manner  which qualifies for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended  December  31, 1994.  We intend to continue to operate in this manner.  However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership,  the various qualification tests  imposed  under  the  Internal  Revenue  Code.  Accordingly,  there  is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Further,  legislative,  administrative or judicial action may change,  perhaps  retroactively,  the anticipated income tax treatment described in this prospectus. See "Failure to Qualify."

     This  discussion  is  not  intended  to be a  substitute  for  careful  tax planning.  We urge each prospective  investor to consult with his or her own tax advisor  regarding  the specific tax  consequences  applicable to him or her, in light  of  his or  her  particular  circumstances,  relating  to  the  purchase, ownership and  disposition of our common shares,  including the federal,  state, local, foreign and other tax consequences of such purchase,  ownership, sale and disposition.

     In the opinion of Nixon  Peabody  LLP,  Home  Properties  was  organized in conformity with the requirements for  qualification as a REIT, and its method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code.  This opinion is based on certain  assumptions  and is conditioned upon certain  representations  made by Home Properties as to certain factual matters relating to Home Properties' organization,  manner of operation, income and assets.  Nixon Peabody LLP is not aware of any facts or circumstances
that  are  inconsistent  with  these  assumptions  and   representations.   Home
Properties'  qualification  and  taxation  as  a  REIT  will  depend  upon  Home
Properties'  satisfaction  of the  requirements  necessary to be classified as a
REIT,  discussed below, on a continuing basis. Nixon Peabody LLP will not review compliance with these tests on a continuing basis.  Therefore,  no assurance can be given that Home Properties will satisfy such tests on a continuing basis.

     The sections of the Internal Revenue Code that relate to the  qualification and  operation as a REIT are highly  technical and complex.  The following  sets forth the material  aspects of the  sections of the  Internal  Revenue Code that govern the federal  income tax  treatment of a REIT and its  stockholders.  This summary is  qualified in its entirety by the  applicable  Internal  Revenue Code provisions,  relevant  rules and  regulations  promulgated  under  the  Internal
Revenue Code, and  administrative  and judicial  interpretations of the Internal
Revenue Code, and these rules and these regulations.

     If we qualify for taxation as a REIT,  we generally  will not be subject to federal  corporate income taxes on our net income that is currently  distributed to  our  stockholders.  This  treatment  substantially  eliminates  the  "double taxation" that generally results from investment in a corporation. However, Home
Properties will be subject to federal income tax as follows:

     First,  we will be taxed at regular  corporate  rates on any  undistributed
REIT  taxable  income,  including  undistributed  net capital  gains;  provided, however,  that properly designated  undistributed capital gains will effectively avoid taxation at the  stockholder  level. A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

     Second, we may be subject to the "alternative  minimum tax" on our items of tax preference under some circumstances.

     Third,  if we have (a) net  income  from the sale or other  disposition  of
"foreclosure  property"  which is held  primarily  for sale to  customers in the ordinary course of business or (b) other  nonqualifying  income from foreclosure property,  we will  be  subject  to tax at the  highest  corporate  rate on this income.  Foreclosure  property  is defined  generally  as  property  we acquired through  foreclosure  or after a default on a loan  secured by the property or a lease of the property.

     Fourth,  we will be subject to a 100% tax on any net income from prohibited
transactions.   Prohibited   transactions   generally  include  sales  or  other
dispositions  of property  held  primarily for sale to customers in the ordinary course of business, other than the sale or disposition of foreclosure property.

     Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95%
test multiplied by (b) a fraction intended to reflect our  profitability,  if we fail to satisfy the 75% gross  income test or the 95% gross income test but have maintained our qualification as a REIT because we satisfied other  requirements.
The gross income tests are discussed below.

     Sixth, we would be subject to a 4% excise tax on the excess of the required distribution  over the amounts  actually  distributed  if we fail to  distribute during each calendar  year at least the sum of: 85% of our REIT ordinary  income for the year,  95% of our REIT  capital  gain net income  for the year,  and any undistributed taxable income from prior periods.

     Seventh,  if we acquire any asset from a corporation which is or has been a
C corporation  in a transaction  in which the basis of the acquired asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation,  and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the "built-in-gain" of the asset. The built-in- gain of an asset  equals the excess of (a) the fair market  value of the asset over (b) our adjusted  basis in the asset,  determined  as of the date we acquired  the asset from the C corporation.  A C corporation  is generally a corporation  subject to full corporate-level tax.

     Eighth,  we will be  subject  to a 100%  tax on  amounts  received  through arrangements between Home Properties,  its tenants and a taxable REIT subsidiary that are not arm's length.

     REQUIREMENTS FOR QUALIFICATION AS A REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association that:

     1.   is managed by one or more trustees or directors;

     2.   uses  transferable  shares or  transferable  certificates  to evidence beneficial ownership;

     3.   would be taxable  as a  domestic  corporation,  but for  Sections  856 through 860 of the Internal Revenue Code;

     4.   is not a financial  institution  referred to in Section  582(c) of the
          Internal Revenue Code or an insurance company to which subchapter L of the Internal Revenue Code applies;

     5.   is beneficially owned by 100 or more persons;

     6.   during the last half of each  taxable  year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer  individuals,  as defined  in the  Internal  Revenue  Code to include the  entities  set forth in Section  542(a)(2) of the Internal
          Revenue Code; and

     7.   meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Internal  Revenue Code provides that conditions (1) to (4),  inclusive, must be met during the entire  taxable year and that  condition  (5) must be met during  at least  335 days of a  taxable  year of  twelve  months,  or  during a proportionate part of a taxable year of less than twelve months.  Conditions (5)
and (6) do not apply  until after the first  taxable  year for which an election made to be taxed as a REIT.  For purposes of condition  (6),  pension  funds and some  other  tax-exempt  entities  are  treated  as  individuals,  subject  to a
"look-through"  exception  in the  case of  pension  funds.  We  have  satisfied condition  (5) and  believe  that we have  issued  sufficient  shares to satisfy
condition  (6).  In  addition,   our  articles  of  incorporation  provides  for
restrictions  regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership  requirements described in (5) and (6) above.  These ownership and transfer  restrictions  are described in the  accompanying  prospectus  in  "Description  of Capital  Stock-
Restrictions on Transfer."  Primarily,  though not  exclusively,  as a result of
fluctuations  in  value  among  the  different  classes  of  our  stock,   these
restrictions  may not ensure that we will, in all cases,  be able to satisfy the share  ownership  requirements  described in conditions (5) and (6) above. If we fail to satisfy these share  ownership  requirements,  our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury
Regulations  that require us to ascertain the actual ownership of our shares and we do not know,  or would not have known  through  the  exercise  of  reasonable diligence,  that we failed to meet the  requirement  described in condition  (6)
above,  we will be treated  as having  met this  requirement.  See  "Failure  to
Qualify."

     In  addition,  a  corporation  may not  elect to become a REIT  unless  its taxable year is the calendar  year. We have and will continue to have a calendar taxable year.

     TAXABLE REIT SUBSIDIARIES.  A taxable REIT subsidiary of Home Properties is a corporation other than a REIT in which Home Properties  directly or indirectly holds  stock  and that has made a joint  election  with  Home  Properties  to be treated as a taxable REIT  subsidiary.  A taxable REIT  subsidiary also includes any  corporation  other  than a REIT  with  respect  to  which  a  taxable  REIT subsidiary of Home Properties  owns  securities  possessing more than 35% of the total voting power or value of the outstanding  securities of such  corporation.
However,  a taxable REIT  subsidiary  does not include  certain  health care and lodging  facilities.  A taxable REIT  subsidiary  is subject to regular  federal income tax,  and state and local income tax where  applicable,  as a regular "C"
corporation.  In addition,  a taxable REIT  subsidiary of Home Properties may be limited  in its  ability  to  deduct  interest  paid  to Home  Properties.  Home
Properties  jointly made the election with the following entities for them to be treated as taxable REIT  subsidiaries  of Home Properties  effective  January 1,
2001: Home Properties  Resident Services,  Inc. and Home Properties  Management,
Inc.

     QUALIFIED REIT SUBSIDIARIES.  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded  for  federal  income tax  purposes.  Generally,  a  qualified  REIT subsidiary is a corporation,  other than a taxable REIT  subsidiary,  all of the capital stock of which is owned by the REIT. All assets,  liabilities  and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets,  liabilities  and items of income,  deduction  and credit of the REIT itself.  A qualified REIT  subsidiary of Home  Properties will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

     OWNERSHIP  OF A  PARTNERSHIP  INTEREST.  In the  case of a REIT  which is a partner in a partnership,  IRS regulations  provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, a partner in a partnership  will be deemed to be entitled to the income of the partnership attributable to its  proportionate  share. The character of the assets and gross income  of the  partnership  retains  the same  character  in the  hands of Home
Properties for purposes of Section 856 of the Internal  Revenue Code,  including satisfying the gross income tests and the asset tests.  Thus, our  proportionate share  of  the  assets,  liabilities  and  items  of  income  of  the  Operating
Partnership,  including the Operating Partnership's share of these items for any partnership or limited liability company, are treated as our assets, liabilities and items of income for purposes of applying the requirements  described in this prospectus.

     We have  included  a summary  of the rules  governing  the  Federal  income taxation  of  partnerships  and  their  partners  below in "Tax  Aspects  of the
Operating Partnership".  We have direct control of the Operating Partnership and will continue to operate it consistent with the requirements  for  qualification as a REIT.

     INCOME  TESTS.  We must satisfy two gross income  requirements  annually to maintain our  qualification as a REIT.  First,  each taxable year we must derive directly  or  indirectly  at least  75% of our  gross  income  from  investments relating to real property or mortgages on real property,  including  "rents from real  property" and, in specific  circumstances,  interest,  or from  particular types of temporary  investments.  Gross income from  prohibited  transactions is excluded  for purposes of  determining  if we satisfy  this test.  Second,  each taxable  year we must  derive at least 95% of our gross  income  from these real property investments,  dividends, interest and gain from the sale or disposition of stock or securities,  or from any combination of the foregoing.  Gross income from  prohibited  transactions  is excluded  for purposes of  determining  if we satisfy this test.

     The term  "interest"  generally  does not  include  any amount  received or accrued,  directly or indirectly,  if the determination of the amount depends in whole or in part on the  income or  profits of any  person.  However,  an amount received  or accrued  generally  will not be excluded  from the term  "interest"
solely by reason of being based on a fixed percentage or percentages of receipts or sales.  Rents we  receive  will  qualify  as "rents  from real  property"  in satisfying  the gross income  requirements  for a REIT  described  above only if several conditions are met.

     First,  the  amount  of rent  must  not be based in whole or in part on the income or  profits  of any  person.  However,  an  amount  received  or  accrued generally will not be excluded from the term "rents from real  property"  solely by reason of being based on a fixed  percentage  or  percentages  of receipts or sales.

     Second,  the Internal  Revenue Code  provides  that rents  received  from a
"related  party  tenant"  will not  qualify  as "rents  from real  property"  in satisfying  the gross income  tests.  A related party tenant is a tenant of Home
Properties that Home Properties, or one or more actual or constructive owners of
10% or more of Home Properties,  actually or constructively own in the aggregate
10% or more of such tenant.  For taxable  years after  December  31, 2000,  Home
Properties will be able to lease its properties to a taxable REIT subsidiary and the rents  received from that  subsidiary  will not be  disqualified  from being
"rents from real property" by reason of Home Properties'  ownership  interest in the subsidiary so long as the property is operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor."

     Third, if rent attributable to personal property, leased in connection with a lease of real  property,  is greater than 15% of the total rent received under the lease,  then the portion of rent  attributable to personal property will not qualify as "rents from real property."

     Finally,  for rents received to qualify as "rents from real property," Home
Properties  is  allowed  only to  provide  services  that are both  "usually  or customarily  rendered" in  connection  with the rental of real  property and not otherwise  considered "rendered to the occupant." Income received from any other services will be treated as  "impermissible  tenant  service  income" unless the services are provided through an independent  contractor that bears the expenses of providing  the services and from whom Home  Properties  derives no revenue or through a taxable REIT subsidiary,  subject to specified limitations. The amount of impermissible tenant service income is deemed to be the greater of the amount actually  received  by the  REIT  or 150% of  Home  Properties'  direct  cost of providing the service. If the impermissible  tenant service income exceeds 1% of
Home  Properties'  total  income from  income  from a property,  then all of the income from that property will fail to qualify as rents from real  property.  If the total amount of impermissible tenant service income from a property does not exceed 1% of Home Properties'  total income from that property,  the income will not cause the rent paid by tenants of that  property to fail to qualify as rents from real property,  but the impermissible tenant service income itself will not qualify as rents from real property.

     It is expected that Home Properties' real estate  investments will continue to give rise to income that will  enable it to satisfy  all of the income  tests described above.  Substantially  all of Home Properties'  income will be derived from its interest in the Operating  Partnership,  which will, for the most part, qualify as "rents from real  property" for purposes of the 75% and the 95% gross income tests. We generally do not and do not intend to:

     -  charge  rent for any  property  that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

     - rent any  property  to a related  party  tenant  (except  for leases to a taxable REIT subsidiary);

     - derive  rental  income  attributable  to  personal  property,  other than personal  property  leased in connection  with the lease of real  property,  the amount of which is less than 15% of the total rent received under the lease; or

     - perform  services  (other than  services  that are "usual or  customary")
considered to be rendered to the occupant of the property, other than through an independent  contractor from whom we derive no revenue or through a taxable REIT subsidiary.

Notwithstanding  the  foregoing,  we may have taken and may continue to take the actions  set forth  above to the extent  these  actions  will not,  based on the advice of our tax counsel, jeopardize our status as a REIT.

     Home  Properties  may receive  certain  types of income with respect to the properties  it owns that will not qualify for the 75% or 95% gross  income test.
In  addition,   dividends  on  Home  Properties'  stock  in  any  non-controlled subsidiaries or taxable REIT  subsidiaries  will not qualify under the 75% gross income test. Home Properties  believes,  however,  that the aggregate  amount of such fees and other  non-qualifying  income in any  taxable  year will not cause
Home Properties to exceed the limits on non-qualifying  income under the 75% and
95% income tests.

     If we fail to satisfy one or both of the 75% or 95% gross  income tests for any taxable year, we may  nevertheless  qualify as a REIT for the year if we are entitled to relief  under  specific  provisions  of the Internal  Revenue  Code.
Generally, we may avail ourselves of the relief provisions if:

     -    our  failure to meet these tests was due to  reasonable  cause and not due to willful neglect;

     -    we attach a  schedule  of the  sources  of our  income to our  federal income tax return; and

     -    any  incorrect  information  on the schedule was not due to fraud with intent to evade tax.

It is not possible,  however,  to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  For example,  if we fail to
satisfy  the  gross  income  tests   because   non-qualifying   income  that  we
intentionally  incur exceeds the limits on non-qualifying  income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

     If  these  relief   provisions  do  not  apply  to  a  particular   set  of
circumstances, we will not qualify as a REIT. As discussed above in "Taxation of
Home Properties  -General," even if these relief provisions apply, and we retain our  status as a REIT,  a tax would be  imposed  with  respect to our excess net income.  We may not always be able to maintain  compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

     PROHIBITED  TRANSACTION  INCOME. Any gain realized by us on the sale of any property  held as  inventory  or  other  property  held  primarily  for  sale to customers in the ordinary  course of business,  including  our share of any such gain  realized by the  Operating  Partnership,  will be treated as income from a prohibited  transaction  that is subject to a 100% penalty tax. This  prohibited transaction  income may also adversely  effect our ability to satisfy the income tests for  qualification as a REIT. Under existing law, whether property is held as  inventory or  primarily  for sale to  customers in the ordinary  course of a trade or  business  is a  question  of fact  that  depends  on all the facts and circumstances surrounding the particular transaction.

     The Operating  Partnership  intends to hold the  properties  for investment with a view to long- term appreciation,  to engage in the business of acquiring, developing, owning, and operating its properties and to make occasional sales of the properties as are  consistent  with the Operating  Partnership's  investment objectives.  However,  the IRS may  contend  that one or more of these  sales is subject to the 100% penalty tax.

     ASSET TESTS. At the close of each quarter of our taxable year, we also must satisfy six tests relating to the nature and diversification of our assets.

     First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Home Properties'
real estate assets  include,  for purposes of this test, its allocable  share of real estate assets held by the partnerships in which it owns an interest and the non-corporate  subsidiaries  of  those  partnerships,  as well as  stock or debt instruments held for one year or less that are purchased with the proceeds of an offering of shares or long-term (at least five years) debt of Home Properties.

     Second,  not more  than  25% of our  total  assets  may be  represented  by securities, other than those securities includable in the 75% asset test.

     Third,  except for investments in REITs,  qualified REIT  subsidiaries  and taxable REIT  subsidiaries,  the value of any one issuer's  securities  owned by
Home Properties may not exceed 5% of the value of Home Properties' total assets.

     Fourth,  except for investments in REITs,  qualified REIT  subsidiaries and taxable REIT subsidiaries,  Home Properties may not own more than 10% of any one issuer's outstanding voting securities.

     Fifth,  except for investments in REITs,  qualified REIT  subsidiaries  and taxable  REIT  subsidiaries,  Home  Properties  may not own more than 10% of the total value of the outstanding securities of any one issuer.

     Sixth, not more than 20% of the value of Home Properties'  total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     As previously discussed, Home Properties is deemed to own its proportionate share of the  assets  of a  partnership  in which  it is a  partner  so that the partnership interest, itself, is not a security for purposes of this asset test.
After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset  tests  because we acquire  additional  securities  of the  Management
Companies or other  securities or other property during a quarter,  including an increase in our interests in the Operating Partnership, we can cure this failure by disposing of sufficient  non-qualifying assets within 30 days after the close of that  quarter.  We have  maintained  and will  continue to maintain  adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions  within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

     ANNUAL DISTRIBUTION REQUIREMENTS.  To maintain our qualification as a REIT, we are required to distribute dividends,  other than capital gain dividends,  to our stockholders in an amount at least equal to:

         - the sum of:

               -    90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

               -    90% of the after tax net income,  if any,  from  foreclosure property;

         - minus:

               -    the excess of the sum of particular  items of noncash income over 5% of "REIT taxable income" as described above.

These distributions must be paid in the taxable year to which they relate, or in the  following  taxable year if they are declared  before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such  declaration.  These  distributions  are taxable to holders of common stock and  convertible  preferred  stock,  other than  tax-exempt  entities,  as discussed  below,  in the  year in  which  paid.  This is so even  though  these distributions  relate to the prior  year for  purposes  of our 90%  distribution requirement.  The  amount  distributed  must not be  preferential  (e.g.,  every shareholder  of the  class  of stock to  which a  distribution  is made  must be treated the same as every other shareholder of that class, and no class of stock may be  treated  otherwise  than in  accordance  with its  dividend  rights as a class).

     To the extent  that we do not  distribute  all of our net  capital  gain or distribute at least 90%, but less than 100%,  of our "REIT  taxable  income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate  tax  rates.  We have  made and  intend to make  timely  distributions sufficient to satisfy these annual distribution requirements. We expect that our
REIT  taxable  income  will be less than our cash flow due to the  allowance  of depreciation  and other  non-cash  charges in  computing  REIT  taxable  income.
Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. In this regard, the Partnership Agreement of the Operating  Partnership  authorizes
Home Properties,  as general partner,  to take such steps as may be necessary to cause  the  Operating  Partnership  to  distribute  to its  partners  an  amount sufficient to permit Home  Properties to meet these  distribution  requirements.
However,  from time to time,  we may not have  sufficient  cash or other  liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses,  and the inclusion of income and deduction of expenses in arriving at our taxable income.
If  these  timing   differences   occur,  in  order  to  meet  the  distribution
requirements,  we may need to arrange for  short-term,  or  possibly  long-term, borrowings  or need to pay  dividends  in the form of taxable  stock  dividends.
Under specific circumstances  identified in the Internal Revenue Code, we may be able to rectify a failure  to meet the  distribution  requirement  for a year by paying  "deficiency  dividends" to  stockholders  in a later year,  which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts  distributed  as  deficiency  dividends.
However,  we will be  required  to pay  interest  based  upon the  amount of any deduction taken for deficiency dividends.

     Furthermore,  we would be  subject  to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute  during each  calendar  year,  or in the case of  distributions  with declaration  and record  dates  falling in the last three months of the calendar year, by the end of January  immediately  following  such year, at least the sum of:

         - 85% of our REIT ordinary income for such year,

         - 95% of our REIT capital gain income for the year,

         - and any undistributed taxable income from prior periods.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount  distributed  during that year for purposes of calculating such tax.

                               FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable  year,  and the relief  provisions  do not  apply,  we will be  subject  to tax,  including  any applicable  alternative  minimum tax, on our taxable income at regular corporate rates.  Distributions  to  stockholders  in any year in which we fail to qualify will not be  deductible  by us and we will not be  required  to  distribute  any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders.

     In  addition,  if we  fail  to  qualify  as a REIT,  all  distributions  to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits,  and subject to limitations  identified in the
Internal Revenue Code, corporate  distributees may be eligible for the dividends
received   deduction.   Unless  entitled  to  relief  under  specific  statutory
provisions,  we will also be  ineligible  to be taxed as a REIT for the four tax years  following  the year  during  which we lost our  qualification.  It is not possible  to state  whether in all  circumstances  we would be  entitled to this statutory relief.

                      TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As used  below,  the term  "U.S.  stockholder"  means a holder of shares of common stock who, for United States federal income tax purposes: is a citizen or resident of the United States;  is a corporation,  partnership,  or other entity created or organized  in or under the laws of the United  States or of any state thereof or in the District of Columbia,  unless,  in the case of a  partnership,
Treasury  Regulations  provide  otherwise;  is an estate  the income of which is subject to United States federal income taxation regardless of its source; or is a trust whose  administration is subject to the primary  supervision of a United
States  court and  which  has one or more  United  States  persons  who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations,  some trusts in existence on August 20, 1996,  and treated as United States  persons prior to this date that elect to continue  to be treated as United  States  persons,  are also considered U.S. stockholders.

     DISTRIBUTIONS GENERALLY. As long as we qualify as a REIT, distributions out of our current or  accumulated  earnings  and  profits,  other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S.
stockholders as ordinary income.  These  distributions  will not be eligible for the  dividends-received  deduction  in the  case of U.S.  stockholders  that are corporations. To the extent that we make distributions,  other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits,  these  distributions  will be treated  first as a  tax-free  return of capital to each U.S. stockholder.  This treatment will reduce the adjusted basis which each U.S.  stockholder  has in his shares of stock for tax purposes by the amount of the distribution.  This reduction will not, however, reduce a holder's adjusted  basis  below  zero.  Distributions  in excess of a U.S.  stockholder's adjusted basis in his shares will be taxable as capital gain,  provided that the shares have been held as a capital asset. In addition,  these distributions will be taxable as long-term  capital gain if the shares have been held for more than one year.

     Dividends that we declare in October, November, or December of any year and that are payable to a stockholder  of record on a specified date in any of these months  shall be treated as both paid by us and received by the  stockholder  on
December 31 of that year,  provided we  actually  pay the  dividend on or before
January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

     CAPITAL GAIN  DISTRIBUTIONS.  Distributions  that we properly  designate as capital gain dividends  will be taxable to U.S.  stockholders  as gains,  to the extent that they do not exceed our actual net capital gain for the taxable year, from the sale or  disposition  of a capital  asset.  Capital gain  dividends are taxed to U.S.  stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the stockholder  has held its shares.  If we designate any portion of a dividend as a capital gain dividend,  a U.S. stockholder will receive an Internal Revenue
Service  Form  1099-DIV  indicating  the  amount  that  will be  taxable  to the stockholder  as capital  gain.  U.S.  stockholders  that are  corporations  may, however,  be  required  to treat up to 20% of some  capital  gain  dividends  as ordinary income.

     PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS.  Distributions
we make and gain arising from the sale or exchange by a U.S.  stockholder of our shares  will not be  treated  as  passive  activity  income.  As a result,  U.S.
stockholders  generally will not be able to apply any "passive  losses"  against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the  investment  income  limitation.  Gain arising from the sale or other  disposition  of our shares,  however,  will not be treated as  investment income under some circumstances.

     RETENTION OF NET LONG-TERM  CAPITAL GAINS.  We may elect to retain,  rather than distribute as a capital gain dividend,  our net long-term capital gains. If we make this  election,  we would pay tax on our retained net long-term  capital gains. In addition,  to the extent we designate,  a U.S.  stockholder  generally would:  include its proportionate  share of our undistributed  long-term capital gains in computing  its  long-term  capital  gains in its return for its taxable year in which the last day of our taxable year falls subject to  limitations  as to the amount that is  includable;  be deemed to have paid the capital gains tax imposed  on us on the  designated  amounts  included  in the U.S.  stockholder's long-term capital gains; receive a credit or refund for the amount of tax deemed paid by it;  increase the adjusted  basis of its common stock by the  difference between the amount of  includable  gains and the tax deemed to have been paid by it; and in the case of a U.S.  stockholder that is a corporation,  appropriately adjust its  earnings and profits for the retained  capital  gains in  accordance with Treasury Regulations to be prescribed by the IRS.

                          DISPOSITIONS OF COMMON STOCK

     Generally,  gain or loss realized by a shareholder  upon the sale of common shares (including  redemptions of common shares which are treated as sales) will be  reportable  as  capital  gain or loss.  Such gain or loss will be treated as long-term  capital  gain or loss if the  shares  have been held for more than 12 months and as  short-term  capital gain or loss if the shares have been held for
12 months or less. If a shareholder  receives a long-term  capital gain dividend and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term  capital  loss to the extent of the corresponding long-term capital gain dividend received.

                               BACKUP WITHHOLDING

     We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld.  Under the backup withholding  rules,  a stockholder  may be subject to backup  withholding at the rate of 28% with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or  provides  a  taxpayer  identification  number,  certifies  as to no  loss of exemption  from backup  withholding,  and  otherwise  complies  with  applicable requirements of the backup withholding  rules. A U.S.  stockholder that does not provide us with his correct taxpayer  identification  number may also be subject to penalties  imposed by the IRS. Any amount paid as backup  withholding will be creditable against the stockholder's income tax liability.  In addition,  we may be  required  to  withhold  a  portion  of  capital  gain  distributions  to any stockholders  who fail to certify  their  non-foreign  status.  See "Taxation of
Non-U.S. Stockholders."

                       TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do  not  constitute  unrelated  business  taxable  income  when  received  by  a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder, except tax-exempt shareholders described below, has not held its shares as "debt financed  property"  within the  meaning of the  Internal  Revenue  Code and the shares are not otherwise  used in a trade or business,  dividend  income from us will not be  unrelated  business  taxable  income to a  tax-exempt  shareholder.
Similarly, income from the sale of shares will not constitute unrelated business taxable  income  unless a  tax-exempt  shareholder  has held its shares as "debt financed  property"  within the meaning of the Internal Revenue Code or has used the shares in its trade or business.

     For  tax-exempt  shareholders  which are social clubs,  voluntary  employee benefit  associations,  supplemental  unemployment benefit trusts, and qualified group legal services  plans exempt from federal  income  taxation under Internal
Revenue  Code Section  501(c)(7),  (c)(9),  (c)(17) and  (c)(20),  respectively, income from an  investment  in our shares  will  constitute  unrelated  business taxable income unless the  organization  is able to properly  deduct amounts set aside or placed in  reserve  for  certain  purposes  so as to offset  the income generated by its investment in our shares.  These  prospective  investors should consult  their  own tax  advisors  concerning  these  "set  aside"  and  reserve requirements.

     Notwithstanding the above,  however, the Omnibus Budget  Reconciliation Act of 1993 provides that,  effective for taxable years beginning in 1994, a portion of the  dividends  paid by a "pension  held REIT" shall be treated as  unrelated business taxable income as to any trust which: is described in Section 401(a) of the Internal  Revenue Code; is tax-exempt  under Section  501(a) of the Internal
Revenue  Code;  and holds more than 10%, by value,  of the  interests in a REIT.
Tax-exempt  pension funds that are  described in Section  401(a) of the Internal
Revenue Code are referred to below as  "qualified  trusts." A REIT is a "pension held  REIT"  if:  it would  not have  qualified  as a REIT but for the fact that
Section  856(h)(3) of the Internal  Revenue  Code  provides  that stock owned by qualified  trusts  shall be  treated,  for  purposes of the "not  closely  held"
requirement,  as owned by the  beneficiaries  of the trust,  rather  than by the trust itself;  and either at least one such qualified trust holds more than 25%, by value, of the interests in a REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in a REIT,  holds in the aggregate more than 50%, by value, of the interests in the REIT.

     The percentage of any REIT dividend  treated as unrelated  business taxable income is equal to the ratio of: the unrelated business taxable income earned by
Home  Properties,  treating Home  Properties as if it were a qualified trust and therefore  subject to tax on unrelated  business  taxable  income,  to the total gross  income of Home  Properties.  A de  minimis  exception  applies  where the percentage  is less than 5% for any year.  The  provisions  requiring  qualified trusts to treat a portion of REIT  distributions  as unrelated  business taxable income will not apply if Home  Properties  is able to satisfy  the "not  closely held" requirement without relying upon the "look-through" exception with respect to  qualified  trusts.  As a  result  of the  limitations  on the  transfer  and ownership of stock contained in our articles of incorporation, we are not and do not expect to be classified as a "pension held REIT."

                        TAXATION OF NON-U.S. STOCKHOLDERS

     When we use the term "non-U.S.  stockholders," we mean holders of shares of common  stock that are  nonresident  alien  individuals,  foreign  corporations, foreign  partnerships or foreign estates or trusts.  The rules governing  United
States  federal  income  taxation of the ownership and  disposition  of stock by persons that are non-U.S.  stockholders are complex.  No attempt is made in this prospectus  to provide more than a brief  summary of these  rules.  Accordingly, this discussion does not address all aspects of United States federal income tax and does not  address  state,  local or  foreign  tax  consequences  that may be relevant to a non-U.S. stockholder in light of its particular circumstances.  In addition,  this  discussion is based on current law, which is subject to change, and  assumes  that we qualify  for  taxation  as a REIT.  Prospective  non- U.S.
stockholders  should consult with their own tax advisers to determine the impact of  federal,  state,  local  and  foreign  income  tax laws  with  regard  to an investment in stock, including any reporting requirements.

     DISTRIBUTIONS.  If we make a distribution  that is not attributable to gain from the sale or exchange of United  States real  property  interests and is not designated as capital gains dividends,  then the distribution will be treated as dividends  of  ordinary  income  to the  extent  it is made  out of  current  or accumulated earnings and profits. These distributions ordinarily will be subject to  withholding  of United States  federal  income tax on a gross basis at a 30%
rate or such lower rate as may be specified by an applicable  income tax treaty.
However, if the dividends are treated as effectively  connected with the conduct by the non-U.S.  stockholder  of a United  States  trade or  business,  or if an income  tax  treaty  applies,  as  attributable  to a  United  States  permanent establishment of the non-U.S.  stockholder, the dividends will be subject to tax on a net basis at graduated  rates, in the same manner as domestic  stockholders are taxed with  respect  to such  dividends  and are  generally  not  subject to withholding.  Any such dividends  received by a non-U.S.  stockholder  that is a corporation  may also be subject to an  additional  branch  profits tax at a 30%
rate or such lower rate as may be specified by an applicable  income tax treaty.
Under some treaties,  lower withholding rates generally  applicable to dividends do not apply to dividends from a REIT. Certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively  connected income and permanent  establishment  exemptions discussed above. Home Properties expects  to  withhold  U.S.  income  tax at  the  rate  of  30% on any  dividend distributions,  not designated as (or deemed to be) capital gain dividends, made to a non-U.S. stockholder unless:

               -    a lower  treaty rate  applies and the  non-U.S.  stockholder files an Internal  Revenue  Service  Form W-8BEN  evidencing eligibility for that reduced rate with Home Properties; or

               -    the non-U.S.  stockholder  files an Internal Revenue Service
                    Form  W-8ECI  with  Home   Properties   claiming   that  the
                    distribution is effectively connected income.

     Distributions we make in excess of our current or accumulated  earnings and profits will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions  exceed the adjusted  basis of a non-U.S.  stockholder's  stock,  they will give rise to gain from the sale or exchange of his stock.  The tax  treatment of this gain is described below. Home Properties may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. stockholder is not liable for tax on the receipt of that distribution.  However, a non-U.S. stockholder may seek a refund of these amounts.

     Distributions  to a non-U.S.  stockholder  that we designate at the time of distribution  as capital  gains  dividends,  other than those  arising  from the disposition  of a United States real property  interest,  generally  will not be subject to United States  federal  income  taxation,  unless:  investment in the stock is  effectively  connected with the non-U.S.  stockholder's  United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to such gain, except that a stockholder that is a foreign  corporation may also be subject to the 30% branch profits tax, as discussed  above;  or the non-U.S.  stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable  year and has a "tax home" in the United  States,  in which case the nonresident  alien  individual will be subject to a 30% tax on the  individual's capital gains.

     Distributions to a non-U.S.  stockholder that are attributable to gain from our sale or exchange of United  States real  property  interests  will cause the non-  U.S.  stockholder  to be  treated  as  recognizing  this  gain  as  income
effectively  connected  with  a  United  States  trade  or  business.   Non-U.S.
stockholders  would  thus  generally  be taxed at the same rates  applicable  to domestic stockholders,  subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S.  stockholder  that is a  corporation,  as discussed above. We are required to withhold 35% of any such distribution.  That amount is creditable  against the non-U.S.  stockholder's  United States federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests.  A domestic person who holds shares of common  stock on  behalf  of a  non-U.S.  stockholder  will  bear the  burden of withholding,  provided that we have properly  designated the appropriate portion of a distribution as a capital gain dividend.

     SALE OF STOCK.  If you are a non-U.S.  stockholder  and you recognize  gain upon the sale or exchange  of shares of stock,  the gain  generally  will not be subject to United States taxation unless the stock  constitutes a "United States real property  interest" within the meaning of FIRPTA. If we are a "domestically controlled  REIT,"  then the stock will not  constitute  a "United  States  real property interest." A  "domestically-controlled  REIT" is a REIT in which at all times during a specified  testing  period less than 50% in value of its stock is held  directly or  indirectly  by non-U.S.  stockholders.  Because our shares of stock are publicly traded, there is no assurance that we are or will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, if you are a
non-U.S.  stockholder and you recognize gain upon the sale or exchange of shares of stock and the gain is not  subject  to  FIRPTA,  the gain will be  subject to
United States taxation if: your investment in the stock is effectively connected with a United  States trade or business,  or, if an income  treaty  applies,  is
attributable  to  a  United  States  permanent  establishment;   or  you  are  a
nonresident alien individual who is present in the United States for 183 days or more during the taxable year and you have a "tax home" in the United States.  In this case, a nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     If we are not or cease to be a "domestically-controlled  REIT" whether gain arising from the sale or exchange by a non-U.S.  stockholder  of shares of stock would be subject to United States  taxation  under FIRPTA as a sale of a "United
States real property  interest" will depend on whether the shares are "regularly traded,"  as defined  by  applicable  Treasury  Regulations,  on an  established securities market and on the size of the selling non-U.S. stockholder's interest in our shares.  If gain on the sale or exchange of shares of stock were  subject to taxation under FIRPTA,  the non-U.S.  stockholder would be subject to regular
United States  income tax on this gain in the same manner as a U.S.  stockholder and the  purchaser  of the stock would be required to withhold  and remit to the
Internal  Revenue  Service 10% of the purchase  price. In addition in this case, non- U.S.  stockholders would be subject to any applicable  alternative  minimum tax,  nonresident  alien  individuals  may be subject  to a special  alternative minimum tax and foreign  corporations  may be subject to the 30% branch  profits tax.

     BACKUP  WITHHOLDING TAX AND INFORMATION  REPORTING.  Backup withholding tax generally  is a  withholding  tax  imposed  at the  rate  of  28% on  reportable payments,  as defined in Section 3406 of the Internal  Revenue  Code, to persons
that  fail  to  furnish  the  required   information  under  the  United  States
information  reporting  requirements.  Backup  withholding  tax and  information
reporting   will  generally  not  apply  to   distributions   paid  to  non-U.S.
stockholders outside the United States that are treated as: dividends subject to the 30%, or lower treaty rate,  withholding tax discussed  above;  capital gains dividends;  or  distributions  attributable to gain from our sale or exchange of
United States real property interests.  As a general matter,  backup withholding and information  reporting will not apply to a payment of the proceeds of a sale of stock by or  through  a  foreign  office  of a  foreign  broker.  Information reporting, but not backup withholding,  will apply, however, to a payment of the proceeds of a sale of stock by a foreign  office of a broker  that:  is a United
States person; derives 50% or more of its gross income for specific periods from the  conduct of a trade or business in the United  States;  or is a  "controlled foreign corporation" for United States tax purposes.  Information reporting will not apply if the broker has documentary  evidence in its records that the holder is a non-U.S.  stockholder  and other  conditions  are met,  or the  stockholder otherwise establishes an exemption. Payment to or through a United States office of a  broker  of the  proceeds  of sale of  stocks  is  subject  to both  backup withholding and  information  reporting  unless the stockholder  certifies under penalties  of  perjury  that  the  stockholder  is a  non-U.S.  stockholder,  or otherwise establishes an exemption.  A non-U.S.  stockholder may obtain a refund of any  amounts  withheld  under the  backup  withholding  rules by  filing  the appropriate claim for refund with the IRS.

                    TAX ASPECTS OF THE OPERATING PARTNERSHIP

     GENERAL.  Substantially  all of our  investments  will be  held  indirectly through the Operating Partnership.  In general,  partnerships are "pass-through"
entities  which are not subject to federal  income  tax.  Rather,  partners  are allocated  their  proportionate  shares  of the  items of  income,  gain,  loss, deduction  and  credit of a  partnership,  and are  potentially  subject  to tax thereon,  without regard to whether the partners receive a distribution from the partnership.  We will  include  in our  income  our  proportionate  share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income.  Moreover,  for purposes of the REIT asset  tests,  we will  include  our  proportionate  share of assets held by the
Operating Partnership. See "Taxation of Home Properties."

     ENTITY  CLASSIFICATION.  Our interests in the Operating Partnership involve special tax considerations,  including the possibility of a challenge by the IRS of the status of the Operating  Partnership as a  partnership,  as opposed to an association  taxable as a corporation,  for federal income tax purposes.  If the
Operating  Partnership were treated as an association,  it would be taxable as a corporation  and therefore be subject to an entity-level  tax on its income.  In such a  situation,  the  character of our assets and items of gross income would change and preclude us from  satisfying  the asset tests and possibly the income tests (see  "Taxation of Home  Properties  - Asset Tests" and "-Income  Tests").
This, in turn, would prevent us from qualifying as a REIT. See "Taxation of Home
Properties  - Failure to Qualify"  above for a  discussion  of the effect of our failure to meet these tests for a taxable  year.  In  addition,  a change in the
Operating  Partnership's  status for tax purposes  might be treated as a taxable event.  If  so,  we  might  incur  a tax  liability  without  any  related  cash distributions.

     Treasury  Regulations  that  apply  for tax  period  beginning  on or after
January 1, 1997,  provide that an  "eligible  entity" may elect to be taxed as a partnership  for federal income tax purposes.  An eligible  entity is a domestic business entity not otherwise classified as a corporation and which has at least two members.  Unless it elects otherwise,  an eligible entity in existence prior to January 1, 1997,  will have the same  classification  for federal  income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition,  an eligible entity which did not exist, or did not claim a classification,  prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The
Operating  Partnership  intends to claim  classification  as a partnership under these regulations.

     Even if the Operating  Partnership is taxable as a partnership  under these
Treasury  Regulations,  it could be treated as a corporation  for federal income tax purposes under the "publicly  traded  partnership"  rules of Section 7704 of the Internal Revenue Code. A publicly traded  partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary  market,  or the substantial  equivalent  thereof.  While units of the
Operating  Partnership are not and will not be traded on an established  trading market,  there is some  risk that the IRS  might  treat  the  units  held by the limited partners of the Operating Partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common stock, which is traded on an  established  market.  A  publicly  traded  partnership  will be treated as a corporation  for federal income tax purposes unless at least 90% of such  partnership's  gross  income for a taxable  year  consists of  "qualifying income" under the publicly traded partnership  provisions of Section 7704 of the
Internal  Revenue Code.  "Qualifying  income" under Section 7704 of the Internal
Revenue Code includes interest,  dividends,  real property rents, gains from the disposition of real property,  and certain income or gains from the exploitation of natural  resources.  Therefore,  qualifying  income under Section 7704 of the
Internal  Revenue Code generally  includes any income that is qualifying  income for purposes of the 95% gross income test  applicable  to REITs.  We  anticipate that the Operating Partnership will satisfy the 90% qualifying income test under
Section 7704 of the  Internal  Revenue  Code and,  thus,  will not be taxed as a corporation.

     There is one significant difference,  however, regarding rent received from related party tenants.  For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive  owners of 10% or more of the REIT  actually  or  constructively  own 10% or more of the tenant.  See "Taxation of Home Properties - Income Tests." Under Section 7704 of
the Internal  Revenue  Code,  rent from a tenant is not  qualifying  income if a partnership  and/or one or more actual or  constructive  owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

     Accordingly,  we will need to monitor  compliance  with both the REIT rules and the publicly traded  partnership  rules.  The Operating  Partnership has not requested,  nor does it intend to request, a ruling from the IRS that it will be treated as a  partnership  for federal  income tax  purposes.  In the opinion of
Nixon Peabody LLP, which is based on the provisions of the partnership agreement
of  the  Operating   Partnership   and  on  certain   factual   assumptions  and
representations  of Home  Properties,  the Operating  Partnership  has since its formation  and  will  continue  to be  taxed  as a  partnership  rather  than an association taxable as a corporation. Nixon Peabody LLP's opinion is not binding on the IRS or the courts.

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Under Section 704(c) of the
Internal  Revenue  Code,  income,  gain,  loss  and  deduction  attributable  to appreciated  or  depreciated  property that is  contributed  to a partnership in exchange  for an interest in the  partnership,  must be allocated in a manner so that  the  contributing  partner  is  charged  with  the  "book-tax  difference"
associated  with the  property  at the time of the  contribution.  The  book-tax difference  with respect to property that is  contributed  to a  partnership  is generally  equal to the difference  between the fair market value of contributed property at the time of contribution  and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital  accounts or other economic or legal arrangements among the partners.  The Operating Partnership was formed by way of contributions  of  appreciated  property,  including  some  of  the  properties.
Moreover,  subsequent to the formation of the Operating Partnership,  additional persons have contributed  appreciated  property to the Operating  Partnership in exchange for interests in the Operating Partnership.

     The  partnership  agreement  requires that these  allocations  be made in a manner  consistent with Section 704(c) of the Internal Revenue Code. In general, limited  partners  of the  Operating  Partnership  who  acquired  their  limited partnership  interests  through a contribution  of appreciated  property will be allocated  depreciation  deductions  for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the  disposition  of any of the  contributed  assets  which  have a  book-tax difference all income  attributable to the book-tax difference will generally be allocated to the limited  partners who  contributed  the  property,  and we will generally  be  allocated  only  our  share  of  capital  gains  attributable  to appreciation,  if any, occurring after the time of contribution to the Operating
Partnership.  This will tend to eliminate the book-tax  difference over the life of the Operating  Partnership.  However, the special allocation rules of Section
704(c) do not always  entirely  eliminate  the book-tax  difference on an annual basis or with respect to a specific  taxable  transaction  such as a sale. Thus, the  carryover  basis of the  contributed  assets in the hands of the  Operating
Partnership  may  cause  us  to  be  allocated  lower   depreciation  and  other
deductions.  Possibly we could be allocated  an amount of taxable  income in the event of a sale of these  contributed  assets in excess of the  economic or book income  allocated to us as a result of the sale.  This may cause us to recognize taxable  income in excess of cash  proceeds,  which might  adversely  affect our ability to comply with the REIT distribution requirements. See "Taxation of Home
Properties - Annual Distribution Requirements."

     BASIS IN THE OPERATING PARTNERSHIP INTEREST.  The adjusted tax basis in our interest in the Operating  Partnership generally will be equal to: the amount of cash  and the  basis  of any  other  property  we  contribute  to the  Operating
Partnership,  increased by our allocable  share of the  Operating  Partnership's income and our allocable share of indebtedness of the Operating Partnership, and reduced,  but not below zero, by our allocable  share of losses  suffered by the
Operating  Partnership,  the amount of cash  distributed to us and  constructive distributions  resulting  from a reduction in our share of  indebtedness  of the
Operating  Partnership.  If the  allocation  of our  distributive  share  of the
Operating  Partnership's  loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership,  the recognition of this excess loss will be deferred until such time and to the extent that we have adjusted tax basis in our interest in the Operating  Partnership.  We will recognize taxable income to the extent that the Operating  Partnership's  distributions,  or any decrease in our share of the indebtedness of the Operating Partnership, exceeds our adjusted tax  basis  in  the  Operating  Partnership.  A  decrease  in our  share  of the indebtedness of the Operating Partnership is considered a cash distribution.

     SALE OF PARTNERSHIP PROPERTY. Generally, any gain realized by a partnership on the sale of property held by the  partnership  for more than one year will be long-term  capital gain,  except for any portion of such gain that is treated as depreciation or cost recovery recapture.  However,  under the REIT Requirements,
Home  Properties'  share as a  partner  of any gain  realized  by the  Operating
Partnership on the sale of any property held as inventory or other property held primarily  for sale to customers  in the ordinary  course of a trade or business will be treated as income  from a  prohibited  transaction  that is subject to a
100% penalty tax. See "Taxation of Home Properties." Such prohibited transaction income will also have an adverse effect upon Home Properties' ability to satisfy the income tests for REIT status.  Under existing law,  whether property is held as  inventory or  primarily  for sale to  customers in the ordinary  course of a trade or  business  is a  question  of fact  that  depends  on all the facts and circumstances with respect to the particular transaction.

                             OTHER TAX CONSEQUENCES

     STATE AND LOCAL TAX  CONSIDERATIONS.  We may be  subject  to state or local taxation in various state or local  jurisdictions,  including  those in which we transact business and our stockholders may be subject to state or local taxation in various state or local  jurisdiction,  including  those in which they reside.
Our state and local tax  treatment  may not  conform to the  federal  income tax consequences  discussed  above. In addition,  your state and local tax treatment may  not  conform  to the  federal  income  tax  consequences  discussed  above.
Consequently,  you should consult your own tax advisors  regarding the effect of state and local tax laws on an investment in our shares.

     POSSIBLE  FEDERAL TAX  DEVELOPMENTS.  The rules dealing with federal income taxation are  constantly  under review by the IRS, the Treasury  Department  and
Congress.  New federal tax  legislation or other  provisions may be enacted into law or new  interpretations,  rulings or Treasury  Regulations could be adopted,
all  of  which  could  affect  the  taxation  of  Home   Properties  or  of  its
stockholders.  No prediction  can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly  affecting
Home Properties or its stockholders.  Consequently,  the tax treatment described herein may be modified  prospectively or retroactively by legislative,  judicial or administrative action.

                              PLAN OF DISTRIBUTION

     The shares  offered  hereby  may be  offered  and sold from time to time as market conditions permit on the New York Stock Exchange, or otherwise, at prices and terms then prevailing,  at prices related to the then-current  market price, or in negotiated  transactions by the holders thereof,  which may include donees and pledgees.  The shares may be sold by one or more of the  following  methods, without  limitation:  (a) a block  trade in which a broker or dealer so  engaged will  attempt to sell the shares as agent but may  position and resell a portion of the block as principal to facilitate a transaction; (b) purchases by a broker or a dealer as  principal  and resale by such  broker or dealer for its  account
pursuant  to  this   Prospectus;   (c)  ordinary   brokerage   transactions  and
transactions  in which the  broker  solicits  purchasers;  and (d)  face-to-face transactions  between  sellers  and  purchasers  without a broker or dealer.  In effecting  sales,  brokers or dealers  engaged by the  Selling  Shareholder  may arrange for other brokers or dealers to participate. The Selling Shareholder and such brokers or dealers may receive  commissions  or discounts  from the Selling
Shareholder in amounts to be negotiated.  Such brokers and dealers and any other participating  brokers  or  dealers  may  be  deemed  "underwriters"  under  the
Securities Act.

                                     EXPERTS

     The  financial   statements  and  financial   statement  schedule  of  Home
Properties,  Inc.  incorporated  in this  Prospectus  by reference to the Annual
Report on Form 10-K of Home  Properties,  Inc.  for the year ended  December 31,
2003,   have   been   so   incorporated   in   reliance   on   the   report   of
PricewaterhouseCoopers  LLP, independent accountants,  given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the securities  offered hereby will be passed upon by Nixon
Peabody LLP,  Rochester,  New York.  Certain  partners of Nixon  Peabody LLP own
Units equal to less than 1% of the equity of Home  Properties on a fully diluted basis.  Nixon  Peabody LLP has also  provided an opinion with respect to certain tax matters which form the basis of the  discussion  under the heading  "Federal
Income Tax Considerations."

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The  following  table is an itemized  listing of expenses to be incurred by Home
Properties in  connection  with the issuance and  distribution  of the shares of
Common Stock being registered hereby, other than discounts and commissions:

SEC Registration Fee ...........................      $ 2,459
NYSE Listing Fee ...........................            3,000*
Legal Fees and Expenses ....................            1,500*
Accounting Fees and Expenses ...............            6,000*
Miscellaneous ..............................            2,000*

Total ................................                $14,959*
*Estimate

Item 15. Indemnification of Directors and Officers

     Our officers and directors are and will be indemnified  under Maryland law,
our  Articles  of  Incorporation  and  the  Partnership   Agreement  ("Operating
Partnership Agreement") of Home Properties, L.P., a New York limited partnership of which we are the general partner,  against certain liabilities.  The Articles of  Incorporation  require us to  indemnify  our  directors  and officers to the fullest extent  permitted from time to time by the laws of Maryland.  The Bylaws contain  provisions  which  implement  the  indemnification  provisions  of  the
Articles of Incorporation.

     The Maryland  General  Corporation  Law ("MGCL")  permits a corporation  to
indemnify  its  directors  and  officers,   among  others,   against  judgments,
penalties,  fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the  proceeding  and was  committed in bad faith or was the result of active and deliberate dishonesty,  or the director or officer actually received an improper personal benefit in money,  property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  No amendment of our Articles of  Incorporation  shall limit or eliminate the right to indemnification provided with respect to acts or omissions  occurring prior to such amendment or repeal.  Maryland law permits us to  provide  indemnification  to an officer  to the same  extent as a  director, although additional  indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a Provision  limiting the liability of its directors and officers to the corporation  and its  stockholders  For  money  damages,  subject  to  specified restrictions.  The MGCL does not however, permit the II-1 liability of directors and officers to the corporation or its  stockholders to be limited to the extent that (1) it is proved that the person actually  received an improper  benefit or profit in money,  property or services (to the extent such benefit or profit was received) or (2) a judgment or other final  adjudication  adverse to such person is entered in a  proceeding  based on a finding  that the  person's  action,  or failure  to act,  was the  result of active and  deliberate  dishonesty  and was material to the cause of action  adjudicated in the proceeding.  Our Articles of
Incorporation  contain a provision consistent with the MGCL. No amendment of the
Articles of  Incorporation  shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The Operating Partnership Agreement also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to officers and directors of Home Properties in its Articles of Incorporation,  and
limits the  liability  of us and our officers  and  directors  to the  Operating
Partnership  and its  partners to the same  extent  liability  of  officers  and directors of Home Properties to Home Properties and its  stockholders is limited under our Articles of Incorporation.

     We have entered into indemnification  agreements with each of our directors and certain of our officers. The indemnification agreements require, among other things, that we indemnify our directors and those officers to the fullest extent permitted  by law,  and  advance  to the  directors  and  officers  all  related expenses,  subject  to  reimbursement  if it  is  subsequently  determined  that indemnification  is not  permitted.  We also  must  indemnify  and  advance  all expenses  incurred by  directors  and officers  seeking to enforce  their rights under the indemnification agreements, and cover directors and officers under our
directors'   and   officers'   liability   insurance.   Although   the  form  of
indemnification  agreement  offers  substantially  the same  scope  of  coverage afforded by provisions in the Articles of  Incorporation  and the Bylaws and the
Operating  Partnership  Agreement  of the  Operating  Partnership,  it  provides greater  assurance  to  directors  and  officers  that  indemnification  will be available,  because,  as a contract,  it cannot be modified  unilaterally in the future by the Board of Directors or by the  stockholders to eliminate the rights it provides. We have purchased insurance under a policy that insures both us and our officers and  directors  against  exposure and  liability  normally  insured against under such policies,  including  exposure on the  indemnities  described above.

Item 16. Exhibits

5.1      Opinion of Nixon Peabody LLP as to legality of Common Stock*
8.1      Opinion of Nixon Peabody LLP as to certain tax matters*
23.1     Consent of Nixon Peabody LLP (included as part of Exhibits 5.1 and 8.1)
23.2     Consent of PricewaterhouseCoopers LLP*
24       Power of Attorney (included on signature page)

* Included with this filing.

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may  be  permitted  to  directors,  officers  and  controlling  persons  of  the
Registrant pursuant to the foregoing  provisions,  or otherwise,  the Registrant has been advised that in the opinion of the Securities  and Exchange  Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such  liabilities  (other than the payment by the Registrant of expenses incurred or paid by a director,  officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as  expressed  in the  Securities  Act and will be  governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     1. To file,  during any period in which  offers or sales are being made,  a post- effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the  registration  statement or any material  change to such  information in the registration statement.

     2. For the purpose of determining any liability under the Securities Act of
1933, each post-effective  amendment that contains a form of Prospectus shall be deemed to be a new  registration  statement  relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from  registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. For purposes of  determining  any liability  under the Securities Act of
1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section  15(d) of the Exchange  Act (and,  where  applicable,  each filing of an employee  benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is  incorporated by reference in the  registration  statement shall be deemed to be a new  registration  statement  relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds  to  believe  that it meets  all the requirements  for  filing  on Form S-3 and has  duly  caused  this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in the City of Rochester, New York, on the 17 day of May, 2004.

                                            HOME PROPERTIES, INC.

                                             By: /s/ David P. Gardner
                                                -----------------------------
                                            David P. Gardner
                                            Executive Vice President

     KNOW ALL  PERSONS  BY THESE  PRESENTS,  that each  person  whose  signature appears below hereby severally  constitutes and appoints Norman P. Leenhouts and
Nelson B. Leenhouts,  and each of them, his true and lawful attorney-in-fact and agent,  with full power of substitution  and  resubstitution  for him and in his name, place and stead, in any and all capacities, to sign any and all amendments
(including  post- effective  amendments) to the Registration  Statement,  and to file the same,  with all exhibits  thereto,  and other  documents in  connection therewith,  with the  Securities  and Exchange  Commission,  granting  unto such attorney-in-fact  and agents,  and each of them,  full power and authority to do and person each and every act and thing  requisite or necessary that he might do in person.  Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated.

Signature                   Title                                  Date

/S/ EDWARD J. PETTINELLA    Director, President, Chief Executive   May 17, 2004
Edward J. Pettinella        Officer
                            (Principal Executive Officer)

/S/ DAVID P. GARDNER        Executive Vice President, Chief        May 17, 2004
David P. Gardner            Financial Officer
                           (Principal Financial and Accounting Officer)

/S/ NORMAN P. LEENHOUTS     Director, Co-Chairman                  May 17, 2004
Norman P. Leenhouts

/S/ NELSON B. LEENHOUTS     Director, Co-Chairman                  May 17, 2004
Nelson B. Leenhouts

/S/ WILLIAM BALDERSTON, III Director                               May 17, 2004
William Balderston, III

/S/ ALAN L. GOSULE          Director                               May 17, 2004
Alan L. Gosule

/S/ LEONARD F. HELBIG, III  Director                               May 17, 2004
Leonard F. Helbig, III

/S/ ROGER W. KOBER          Director                               May 17, 2004
Roger W. Kober

/S/ CLIFFORD W. SMITH, JR   Director                               May 17, 2004
Clifford W. Smith, Jr.

/S/ PAUL L. SMITH           Director                               May 17, 2004
Paul L. Smith

/S/ AMY L. TAIT             Director                               May 17, 2004
Amy L. Tait

                                  EXHIBIT INDEX
                              Home Properties, Inc.
                                 (the "Company")
                Registration Statement on Form S-3 No. 333-______

NUMBER   DESCRIPTION                                        LOCATION

5.1    Opinion of Nixon Peabody LLP regarding
        the legality of the Common Stock being registered   *

8.1    Opinion of Nixon Peabody LLP
        regarding certain tax matters                       *

23.1   Consent of Nixon Peabody LLP                         Included with
                                                            Exhibits 5.1
                                                            and 8.1

23.2   Consent of PricewaterhouseCoopers LLP                *

24     Power of Attorney                                    Included on
                                                            signature page

*  Filed herewith